UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _ )
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permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12
THE ADVISORY BOARD COMPANY

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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THE ADVISORY BOARD COMPANY
2445 M Street, NW
Washington, DC 20037
(202) 266-5600

July 27, 2009
Dear Stockholder:

On behalf of the Board of Directors and management, I invite you to attend the 2009 Annual Meeting of Stockholders of The Advisory Board Company to be held at our offices at 2445 M Street, NW, Washington, D.C. 20037, on September 11, 2009, at 11:30 a.m., local time.

At the meeting, you will be asked to vote for the election of the seven directors named in the proxy statement, to ratify the selection of the company’s independent registered public accounting firm, and to adopt and approve the company’s 2009 stock incentive plan. These matters are discussed in detail in the enclosed proxy statement.

In addition to the specific matters to be acted upon, there will be a report on the progress of the company and an opportunity for questions of general interest to the stockholders.

It is important that your shares be represented at the meeting. Whether or not you plan to attend in person, please complete, date, sign, and return the enclosed proxy card in the postage prepaid envelope.

Sincerely,

Robert W. Musslewhite
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On September 11, 2009

The 2009 Annual Meeting of Stockholders of The Advisory Board Company, a Delaware corporation, will be held at its corporate headquarters at 2445 M Street, NW, Washington, D.C. 20037, on September 11, 2009, at 11:30 a.m., local time. At the meeting we will ask stockholders to act on the following proposals, which are further described in the accompanying proxy statement:

1.	To elect the seven directors named in the proxy statement to our Board of Directors, each to serve for a term expiring at our 2010 annual meeting or until their respective successors are duly elected and qualified or until their earlier resignation or removal;

2.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2010; and

3.	To adopt and approve the company’s 2009 stock incentive plan.

In addition, we will transact any other business that may properly come before the annual meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on July 17, 2009, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof. A copy of our annual report for the fiscal year ended March 31, 2009 is enclosed with this notice.

We invite you to attend the annual meeting and vote in person. If you attend the meeting, you may vote in person even if you previously returned a signed proxy. If you cannot attend, to ensure that you are represented at the meeting, please complete, date, sign, and return the enclosed proxy card in the postage prepaid envelope.

    By Order of the Board of Directors,

Evan R. Farber
General Counsel and Corporate Secretary

Washington, D.C.
July 27, 2009

2009 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

TABLE OF CONTENTS

General Information
Proxy Solicitation	1
Voting, Revocability of Proxies, and Voting Procedure	1
Annual Report to Stockholders and Other Information	2
Important Notice Regarding Delivery of Stockholder Documents	3
PROPOSAL NO. 1 Election of Directors	3
PROPOSAL NO. 2 Ratification of the Selection of Ernst & Young LLP as Independent Registered Public Accounting Firm for the Fiscal Year Ending March 31, 2010	5
Approximate Aggregate Fees Billed to Us for Fiscal Years 2009 and 2008 by Ernst and Young LLP	6
PROPOSAL NO. 3 Adoption and Approval of the Company’s 2009 Stock Incentive Plan	8
Board Corporate Governance Matters	16
Director Independence	16
Board of Directors Meetings and Committees	17
Compensation Committee Interlocks and Insider Participation	18
Consideration of Director Nominees	18
Board of Directors Compensation	18
Related Transactions	19
Code of Ethics	19
Communications with the Board	19
Communications with the Audit Committee	20
Audit Committee Report	20
Compensation Committee Report on Executive Compensation	21
Compensation Discussion and Analysis	21
Compensation Philosophy	21
Oversight of Our Executive Compensation Program	21
Elements of Total Direct Compensation	22
Other Benefits	26
Tax and Accounting Considerations	26
Employment Agreements with Messrs. Williams, Musslewhite, and Felsenthal	26
Severance and Change of Control Arrangements	27
Compensation Committee Policy Regarding Change of Control Severance Payments	27
Executive Compensation	28
Summary Compensation Table	28
Grants of Plan-Based Awards in Fiscal 2009	29
Employment Agreements and Arrangements	30
Outstanding Equity Awards at March 31, 2009	31
Option Exercises and Stock Vested in Fiscal 2009	33
Potential Payments Upon Termination of Employment or Change of Control	33
Security Ownership	38
Next Annual Meeting and Stockholder Proposals	40
Section 16(a) Beneficial Ownership Reporting Compliance	40
Other Matters	40
Appendix A — The Advisory Board Company 2009 Stock Incentive Plan	A-1

THE ADVISORY BOARD COMPANY
2445 M Street, NW
Washington, DC 20037
(202) 266-5600

PROXY STATEMENT

GENERAL INFORMATION

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to be Held on September 11, 2009.

This proxy statement, 2009 annual report to stockholders and Form 10-K for fiscal 2009 are available electronically on our website at www.advisoryboardcompany/IR.

Proxy Solicitation

We are sending you this proxy statement in connection with the solicitation of proxies by our Board of Directors (the “Board of Directors” or the “Board”) for use at our 2009 annual meeting of stockholders (the “annual meeting” or the “meeting”) to be held at our principal executive offices at 2445 M Street NW, Washington, D.C. 20037, on September 11, 2009, at 11:30 a.m., local time, and any adjournment or postponement of the meeting. Except where the context otherwise requires, references to the “company”, “we”, “us”, “our”, and similar terms refer to The Advisory Board Company.

This proxy statement and the accompanying notice and proxy card are first being mailed to our stockholders on or about July 27, 2009.

We will pay the costs of preparing, printing, and mailing this proxy statement, the accompanying notice and proxy card, and our 2009 annual report to stockholders. We will also reimburse brokerage firms and others for reasonable expenses incurred by them in connection with their forwarding these materials to beneficial owners of the company’s shares. We have engaged MacKenzie Partners Inc. to assist in the solicitation of proxies and provide related advice and informational support, for a service fee and the reimbursement of customary disbursements that are not expected to exceed $15,000 in the aggregate. MacKenzie Partners Inc. and our officers, directors, and employees may supplement the original solicitation of proxies by mail with telephone, facsimile, e-mail, and personal solicitation. We will pay no additional compensation to our officers, directors, or employees for these activities.

Voting, Revocability of Proxies, and Voting Procedure

Only holders of record of our common stock at the close of business on July 17, 2009 (the “Record Date”) will be entitled to vote at the annual meeting and any adjournment or postponement thereof. As of the Record Date, we had 15,521,667 shares of common stock outstanding and entitled to receive notice of and to vote at the meeting. If a majority of the shares issued and outstanding and entitled to vote at the annual meeting on the Record Date are present at the annual meeting, either in person or by proxy, we will have a quorum at the annual meeting. Any shares represented by a proxy that are marked for voting on a proposal will be counted as present in determining whether we have a quorum. If a broker, bank, custodian, nominee, or other record holder of our common stock votes shares on any matter, the shares held by that record holder will also be counted as present in determining whether we have a quorum, even if such person indicates that it does not have discretionary authority to vote those shares on another matter for which it has not received voting instructions (referred to as “broker non-votes”).

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you may vote by completing, dating, signing, and returning the accompanying proxy card in the postage prepaid envelope enclosed for that purpose, whether or not you plan to attend the annual meeting. If you attend the annual meeting, you may vote in person even if you have previously returned your proxy card. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (1) filing with our corporate secretary, before the taking of the vote at the annual meeting, a written notice of revocation bearing a later date than the proxy, (2) duly completing a later-dated proxy relating to the same shares and delivering it to our corporate secretary before the taking of the vote at the annual meeting, or (3) attending the annual meeting and voting in person (although attendance at the annual meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to The Advisory Board Company, 2445 M Street, NW, Washington, D.C. 20037, Attn: Evan R. Farber, Corporate Secretary, at or before the taking of the vote at the annual meeting.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank, or nominee. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the meeting. However, because you are not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker, bank, or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares. Please check your voting instruction card or contact your broker, bank, or nominee to determine how you can revoke or change your voting instructions or vote in person at the annual meeting. If you do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes. The effect of broker non-votes is more specifically described below.

Holders of our common stock are entitled to one vote for each share they held as of the Record Date. Cumulative voting for directors is not permitted. Directors will be elected by a plurality of the shares present at the meeting (either in person or by proxy) and entitled to vote on the election of directors, which means that the seven nominees with the most votes will be elected. Only votes cast “for” are counted in determining whether a plurality has been cast in favor of a director. Votes to “withhold authority” will have no effect on the vote on this matter. Approval of Proposal No. 2 (ratification of the selection of the independent registered public accounting firm) and Proposal No. 3 (adoption and approval of the company’s 2009 stock incentive plan) requires approval by the holders of a majority of the votes cast at the meeting. In accordance with Delaware law, abstentions have the effect of a vote “against” any matter as to which they are specified. Broker non-votes, if applicable, are not considered votes cast and, therefore, will not affect the outcome of the vote on the matters presented at the meeting. The persons named as attorneys-in-fact in the proxies, Michael T. Kirshbaum and Evan R. Farber, were selected by the Board of Directors and are executive officers of The Advisory Board Company. All properly executed proxies returned in time to be counted at the annual meeting will be voted by such persons at the annual meeting. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications. If no such specifications are indicated, such proxies will be voted FOR the matters specified in this proxy statement.

Annual Report to Stockholders and Other Information

A copy of our 2009 annual report to stockholders, which contains our audited consolidated financial statements for the fiscal year ended March 31, 2009, accompanies this proxy statement. A copy of our Annual Report on Form 10-K for the fiscal year ended March 31, 2009 filed with the Securities and Exchange Commission will be furnished without charge, without exhibits, to beneficial stockholders or stockholders of record upon request to The Advisory Board Company, 2445 M Street, NW, Washington, D.C. 20037, Attn: Evan R. Farber, Corporate Secretary, or by calling (202) 266-5600. The 2009 Form 10-K is also available through the company’s website at www.advisoryboardcompany.com.

Important Notice Regarding Delivery of Stockholder Documents

Beneficial owners, but not record holders, of our common stock who share a single address may receive only one copy of the proxy statement and our 2009 annual report, unless their broker has received contrary instructions from any beneficial owner at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs. If any beneficial owner at such an address wishes to discontinue householding and receive a separate copy of the proxy statement and annual report, they should notify their broker. Beneficial owners sharing an address to which a single copy of the proxy statement and annual report was delivered can also request prompt delivery of a separate copy of the proxy statement and annual report, now or in the future, by contacting us at The Advisory Board Company, 2445 M Street, NW, Washington, D.C. 20037, Attn: Evan R. Farber, Corporate Secretary, or by calling (202) 266-5600. Beneficial owners sharing an address to which multiple copies of the proxy statement and annual report were delivered should notify their broker if they wish to receive a single copy of these materials in the future.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Under the company’s certificate of incorporation and bylaws, the number of directors which shall constitute the whole Board of Directors shall be determined by a resolution of the Board. Our Board of Directors currently has eight members. At the annual meeting, we will nominate seven of the eight current directors for re-election to the Board because, as disclosed by the company on a Current Report on Form 8-K filed with the SEC on May 5, 2009, Mr. Casper is not standing for re-election to the Board. The Board has resolved that the number of directors which shall constitute the whole Board shall be reduced to seven effective at the 2009 annual meeting, which is the last day of Mr. Casper’s term as a member of the Board. The Board has determined that, if elected to serve another term on the Board, Mr. Williams will continue to serve as our Chairman of the Board, and Mr. Kindick will continue to serve as Lead Director.

Unless otherwise instructed on the proxy, it is the intention of the proxy holders to vote the shares represented by each properly executed proxy FOR the election of each of the seven nominees named below. The Board of Directors believes that all such nominees will stand for election and will serve if elected. However, if any of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, proxies will be voted by the proxy holders for the election of such other person or persons as the Board of Directors may recommend, or the Board may determine not to nominate or substitute and may reduce the size of the Board. Directors are elected by a plurality of the votes cast at the annual meeting.

Director Nominees

The following table shows the company’s nominees for election to the Board of Directors. Each of the nominees currently serves as a director. Each nominee, if elected, will serve until the next annual meeting of stockholders and the election and qualification of a successor, or until his or her earlier death, resignation, or removal.

			Director
Name of Director Nominee	Age(1)	Principal Occupation	Since(2)

Frank J. Williams	42	Executive Chairman, The Advisory Board Company	2001
Robert W. Musslewhite	39	Director and Chief Executive Officer, The Advisory Board Company	2008
Peter J. Grua	54	Partner, HLM Venture Partners	2007
Kelt Kindick	54	Chief Financial Officer, Bain & Company	2001
Mark R. Neaman	58	President and Chief Executive Officer, NorthShore University HealthSystem	2004
Leon D. Shapiro	50	Senior Vice President, Warner Music Group	2004
LeAnne M. Zumwalt	50	Vice President, DaVita, Inc.	2001

(1)	The ages shown are as of March 31, 2009.

(2)	The dates shown reflect the year in which these persons were first elected as directors of the company.

Frank J. Williams joined us in September 2000 as an Executive Vice President and was our Chief Executive Officer and a director from June 2001 to August 2008, serving as Chairman of the Board of Directors from November 2004 through August 2008. Effective September 1, 2008, Mr. Williams became Executive Chairman of the company. From June 2000 through January 2001, Mr. Williams was the President of an affiliated company, eHospital Inc., focused on developing and delivering health care content to patients and providers via the internet. From 1999 through May 2000, Mr. Williams served as the President of MedAmerica OnCall, a provider of outsourced services to physician organizations, hospitals, and managed care entities. Mr. Williams also served as a Vice President of Vivra Incorporated and as the General Manager of Vivra Orthopedics, an operational division of Vivra Specialty Partners, a private health care services and technology firm. Earlier in his career, Mr. Williams was employed by Bain & Company. Mr. Williams serves on the board of directors of Market Force Information, Inc., a privately held market research firm, and Sheridan Health Care, a privately held physician services company. Mr. Williams received a B.A. from University of California, Berkeley and an M.B.A. from Harvard Business School.

Robert W. Musslewhite became a director in May 2008 and became our Chief Executive Officer in September 2008. Mr. Musslewhite joined the company in 2003 and became Executive Vice President in January 2007, responsible for strategic planning and general management of certain of our membership programs. Previously, he served as Executive Director, Strategic Planning and New Product Development. From 1997 to 2003, Mr. Musslewhite was employed at McKinsey & Company, where as an Associate Principal he served a range of clients across the consumer products and other industries, and was a leader in the firm’s marketing practice. Mr. Musslewhite has an A.B. degree in Economics from Princeton University and a J.D. from Harvard Law School.

Peter J. Grua was appointed to serve as a member of the Board of Directors in January 2007. Mr. Grua is a Partner of HLM Venture Partners, a venture capital investment firm where his venture investment activities focus on health services, medical technologies, and health care information technologies. Prior to joining HLM in 1992, Mr. Grua was a Managing Director at Alex. Brown & Sons, where he directed research in health care services and managed care. Previously he was a research analyst at William Blair Company and a strategy consultant at Booz, Allen & Hamilton. Mr. Grua is currently a director of Health Care REIT (NYSE) and several privately-held companies. Mr. Grua received an A.B. degree from Bowdoin College and an M.B.A. from Columbia University.

Kelt Kindick has been a director since November 2001, and was named Lead Director in November 2004. He serves as Chief Financial Officer at Bain & Company, a privately held management consulting firm. Mr. Kindick joined Bain & Company in 1980, was elected partner in 1986, served as Managing Director of the firm’s Boston office from 1991 to 1996 and as Chairman of the firm’s executive committee from 1998 to 1999. Mr. Kindick also served as the Chief Financial Officer of the Commonwealth of Massachusetts from 2003 to 2004. Mr. Kindick received a B.A. from Franklin & Marshall College and an M.B.A. from Harvard Business School.

Mark R. Neaman has served as a member of our Board of Directors since 2004. Since 1992, Mr. Neaman has served as President and Chief Executive Officer of NorthShore University HealthSystem, a $1.5 billion integrated provider of healthcare services which includes four hospitals, a 600-physician multi-specialty group practice, a $100 million foundation, a research institute and is an academic affiliate of The University of Chicago Pritzker School of Medicine, where he holds a faculty position as a Teaching Fellow. From 1984 to 1991, Mr. Neaman served as the organization’s Executive Vice President and Chief Operating Officer. Mr. Neaman serves on the board of directors of several private healthcare entities and charitable and educational organizations. Mr. Neaman received a B.S. in Business Administration and an M.S. in Business and Healthcare Administration from The Ohio State University.

Leon D. Shapiro has served as a member of our Board of Directors since 2004. Since 2007, Mr. Shapiro has served as Senior Vice President, Strategic Initiatives and Operations at Warner Music Group, the only stand-alone music company to be publicly traded in the United States. From 2005 to 2006, Mr. Shapiro served as Group President of The NPD Group, Inc., a global provider of consumer and retail information where he led all of their entertainment and technology related businesses. From 1989 to 2004, Mr. Shapiro was with Gartner, Inc., the leading provider of research and analysis on the global information technology industry, where he served as President, Gartner Executive Programs and was a member of the Gartner Leadership Team. Previously Mr. Shapiro was Senior Vice President and General Manager of Gartner Community, which included Gartner’s Worldwide Events, Best Practices and Executive Programs business divisions, where he built the world’s largest CIO membership program. He earned his bachelor’s degree in economics and political science from the Hebrew University of Jerusalem in Israel.

LeAnne M. Zumwalt has been a director since November 2001. Ms. Zumwalt has been Vice President of DaVita, Inc., a publicly held provider of dialysis services since 2000. From 1997 through 1999, Ms. Zumwalt was the Chief Financial Officer of Vivra Specialty Partners, a privately held health care services and technology firm. From 1991 to 1997, Ms. Zumwalt held several executive positions, including Chief Financial Officer and Treasurer, with Vivra Incorporated, a publicly held provider of dialysis services. Ms. Zumwalt also served on the board of directors of Vivra Incorporated from 1994 to 1997. Prior to joining Vivra Incorporated, Ms. Zumwalt was with Ernst & Young LLP for ten years. Ms. Zumwalt received a B.S. from Pacific Union College.

The Board of Directors unanimously recommends a vote FOR
the election of each of the seven director nominees named above.

PROPOSAL NO. 2
RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2010

The Audit Committee has selected Ernst & Young LLP as the company’s independent registered public accounting firm to perform the audit of the company’s financial statements and an audit of the effectiveness of the company’s internal control over financial reporting for the fiscal year ending March 31, 2010. Ernst and Young LLP has served as our independent registered public accounting firm since 2002. We are asking stockholders to ratify this selection because we value our stockholders’ views on our selection of the company’s independent registered public accounting firm and as a matter of good corporate practice. If the stockholders fail to ratify the selection of Ernst & Young LLP, that fact will be taken under advisement by the Audit Committee in determining whether to retain Ernst & Young LLP and whether to select them in future years. Representatives from Ernst & Young LLP are expected to be present at the meeting. They will have the opportunity to make a statement at the meeting if they wish to do so, and they will be available to respond to appropriate questions from stockholders.

Vote Required for Approval

Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2010 requires the affirmative vote of a majority of the votes cast at the meeting.

The Board of Directors unanimously recommends a vote FOR ratification of the selection of
Ernst & Young LLP.

The following table sets forth approximate aggregate fees billed to us by Ernst & Young, LLP for fiscal years 2009 and 2008:

APPROXIMATE AGGREGATE FEES BILLED TO US
FOR FISCAL YEARS 2009 AND 2008 BY ERNST AND YOUNG LLP

	Fiscal Year Ended March 31,
	2009	2008

Audit Fees	$428,000	$419,600
Audit-Related Fees	52,000	20,000
Tax Fees	124,500	151,000
All Other Fees	—	—

Total	$604,500	$590,600

Audit Fees

Audit fees were for professional services rendered for the audit of the company’s annual financial statements for the fiscal years ended March 31, 2009 and 2008, the effectiveness of internal control over financial reporting, the reviews of the financial statements included in the company’s quarterly reports on Forms 10-Q for the quarterly periods in the fiscal years ended March 31, 2009 and 2008, and for accounting consultations for the fiscal year ended March 31, 2008.

Audit-Related Fees

Audit-related fees were for assurance and related services rendered that are reasonably related to the audit and reviews of the company’s financial statements for the fiscal years ended March 31, 2009 and 2008, exclusive of the fees disclosed as Audit Fees above. For the fiscal year ended March 31, 2009, audit related fees included fees for the benefit plan audit and for due diligence services and consultations pertaining to an acquisition. For the fiscal year ended March 31, 2008, audit related fees included fees for the benefit plan audit.

Tax Fees

Tax fees were for services related to tax compliance and advisory services rendered during the fiscal years ended March 31, 2009 and 2008.

All Other Fees

We did not incur fees for any other services, exclusive of the fees disclosed relating to audit, audit-related, and tax services rendered during the fiscal years ended March 31, 2009 and 2008.

Audit and Non-Audit Service Pre-Approval Policy

The Audit Committee has adopted an Audit and Non-Audit Service Pre-Approval Policy to pre-approve the following services by our independent registered public accounting firm.

Audit Services.  Audit services include the annual financial statement audit (including quarterly reviews) and other procedures required to be performed by the independent registered public accounting firm to be able to form an opinion on our financial statements and the attestation engagement for the independent registered public accounting firm’s report on internal control over financial reporting. The Audit Committee may pre-approve specified annual audit services engagement terms and fees and other specified audit fees. All other audit services must be pre-approved by the Audit Committee on an engagement-by-engagement basis. The Audit Committee monitors the audit services engagement and may approve, if necessary, any changes in terms, conditions, and fees resulting from changes in audit scope or other items.

Audit-Related Services.  Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, historically have been provided to us by the independent registered public accounting firm, and are consistent with the SEC’s rules on auditor independence. The Audit Committee may pre-approve specified audit-related services within pre-approved fee levels. All other audit-related services must be pre-approved by the Audit Committee on an engagement-by-engagement basis.

Tax Services.  The Audit Committee may pre-approve specified tax services that the Audit Committee believes would not impair the independence of our auditor and that are consistent with SEC rules and guidance. All other tax services must be approved by the Audit Committee on an engagement-by-engagement basis.

All Other Services.  The Audit Committee may pre-approve specified other services to be provided by our auditor that do not fall within the established audit, audit-related, and tax services categories on an engagement-by-engagement basis.

Delegation and Fee Levels.  The Audit Committee has authorized the chair of the Audit Committee or any of its other members to pre-approve audit, permissible non-audit services, and tax services that have not been previously pre-approved, if the services are consistent with the SEC’s rules on auditor independence and are not specified prohibited services, up to $50,000 per engagement. Engagements that exceed $50,000 must be approved by the full Audit Committee. The Audit Committee chair or other member(s), as applicable, are required to report any pre-approval decisions under these procedures to the full Audit Committee at its first scheduled meeting following any such pre-approval.

Pre-Approved Fee Levels.  The Audit Committee reviews the established pre-approved fee levels annually and makes adjustments to those levels as it deems necessary or appropriate. Any proposed service that would exceed the applicable pre-approved fee level, after taking into account fees incurred for services in the same category, requires approval by the Audit Committee.

Procedures.  All requests for services to be provided by the independent registered public accounting firm, which must include a detailed description of the services to be rendered and the amount of corresponding fees, are submitted to the chief financial officer. The chief financial officer authorizes services that have been pre-approved by the Audit Committee. If there is any question as to whether a proposed service qualifies as a pre-approved service, the Audit Committee chair is consulted for a determination. The chief financial officer submits requests or applications to provide services that have not been pre-approved by the Audit Committee, which must include an affirmation by the chief financial officer and the independent auditor that the request or application is consistent with the SEC’s rules on auditor independence, to the Audit Committee (or its chair or any of its other members pursuant to delegated authority) for approval.

PROPOSAL NO. 3
ADOPTION AND APPROVAL OF THE COMPANY’S 2009 STOCK INCENTIVE PLAN

Overview

On June 22, 2009, the Board of Directors unanimously adopted and approved the company’s 2009 Stock Incentive Plan (“2009 Plan”), subject to stockholder approval. The Board of Directors believes the company’s interests are best advanced by being able to attract, retain, and motivate nonemployee directors, officers, employees, and service providers, in each case who are selected to be participants in the 2009 Plan. The Board of Directors has adopted and approved the 2009 Plan to permit the company to continue to use stock-based compensation to reinforce the alignment of stockholders’ and participants’ interests and to motivate participants in providing services to the company and viewing themselves as equal stakeholders. The 2009 Plan allows grants of incentive and nonqualified stock options, stock appreciation rights, restricted stock and restricted stock units, and incentive bonuses, any of which may be performance-based.

Why You Should Vote For the 2009 Plan

The Board of Directors recommends that the company’s stockholders approve the 2009 Plan because it believes the company’s ability to grant stock-based awards continues to be crucial in allowing the company to effectively compete for and appropriately motivate and reward key talent. It is in the long-term interest of both the company and its stockholders to strengthen the company’s ability to attract, retain, and motivate employees, officers, nonemployee directors, and certain other service providers and to provide additional incentive for those persons through stock ownership and other incentives to improve financial performance, increase profits, and strengthen the mutuality of interest between those persons and the company’s stockholders.

Promotion of Good Corporate Governance Practices

The company and the Board of Directors have designed the 2009 Plan to include a number of provisions that we believe promote best practices by reinforcing the alignment between stock-based compensation arrangements and stockholders’ interests. These provisions include, but are not limited to:

•	options and stock appreciation rights may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date;

•	at any time when the exercise price of an option or stock appreciation right is above the market value of company common stock, the company cannot, without stockholder approval, “reprice” those awards by reducing the exercise price of such option or stock appreciation right or exchanging such option or stock appreciation right for cash or a new award with a lower (or no) exercise price;

•	consistent with the Policy Regarding Change of Control Severance Payments that was recently adopted by our Compensation Committee, the 2009 Plan specifies that the definition of “change of control” used under any award shall mean the occurrence or consummation of a change of control transaction or event and shall not consist solely of the announcement of or stockholder approval of any such transaction or event;

•	awards generally may not be transferred except by will or the laws of descent and distribution or, if approved by the administrator, to certain family members, family trusts, or family partnerships pursuant to a gift or domestic relations order; and

•	the company has the authority under the 2009 Plan to cancel outstanding awards (vested or unvested) in the event the applicable plan participant engages in an “act of misconduct.”

Key Data

The following table includes information regarding all of the company’s outstanding equity awards and shares available for future awards under the company’s equity plans as of June 26, 2009 (and without giving effect to this Proposal 3):

Total shares underlying all outstanding options	3,726,815
Weighted average exercise price of outstanding options	$36.96
Weighted average remaining contractual life of outstanding options	4.7 years
Total shares underlying all outstanding and unvested restricted stock and restricted stock unit awards	292,104
Shares available for future awards under all existing equity compensation plans: (1)
2005 Stock Incentive Plan	11,411
2006 Stock Incentive Plan	70,270

(1)	Does not include approximately 760,000 shares of common stock remaining available for issuance under the company’s employee stock purchase plan.

Upon approval of the 2009 Plan by stockholders, the company’s 2006 Stock Incentive Plan (defined in the 2009 Plan as the “Prior Plan”) will be frozen with respect to new awards. As such, if the 2009 Plan is approved by stockholders, no further awards will be made under the Prior Plan after the date of the annual meeting. However, to the extent that shares are not issued under awards that are currently outstanding under the Prior Plan, those shares will become available for new awards under the 2009 Plan.

Approximately 2.8 million shares are subject to outstanding options with an exercise price above $25.96, the closing price of a share of the company’s common stock on June 26, 2009, representing approximately 75% of all shares subject to outstanding options. The company has determined not to undertake a program at the current time to exchange some of these options for new awards subject to a fewer number of shares, and would not undertake such a program unless, as required by the company’s existing equity compensation plans, such a program were approved by stockholders. Some of the company’s senior executives and directors have raised the possibility of surrendering out-of-the-money options for cancellation, without any consideration in exchange therefor, and may undertake to do so in the future.

Section 162(m) of the Code

The Board of Directors believes that it is in the best interests of the company and its stockholders to continue to provide for an incentive plan under which compensation awards made to the company’s executive officers can qualify for deductibility by the company for federal income tax purposes. Accordingly, the 2009 Plan has been structured in a manner such that awards granted under it can satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986 (the “Code”). In general, under Section 162(m), in order for the company to be able to deduct compensation in excess of $1 million paid in any one year to the company’s chief executive officer or any of the company’s three other most highly compensated executive officers (other than the company’s chief financial officer), such compensation must qualify as “performance-based.” One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the company’s stockholders. For purposes of Section 162(m), the material terms include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goal is based, and (iii) the maximum amount of compensation that can be paid to an employee under the performance goal. With respect to the various types of awards under the 2009 Plan, each of these aspects is discussed below, and stockholder approval of the 2009 Plan will be deemed to constitute approval of each of these aspects of the 2009 Plan for purposes of the approval requirements of Section 162(m).

Plan Summary

The following summary of the material terms of the 2009 Plan are qualified in their entirety by reference to the complete statement of the 2009 Plan, which is set forth in Appendix A to this proxy statement.

Administration

The 2009 Plan will be administered by the Compensation Committee. Subject to the express provisions of the 2009 Plan, the administrator is authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of the 2009 Plan. The Compensation Committee may authorize one or more officers of the company to perform any or all things that the administrator is authorized and empowered to do or perform under the 2009 Plan. In addition, the Compensation Committee may delegate any or all aspects of the day-to-day administration of the 2009 Plan to one or more officers or employees of the company or any subsidiary, and/or to one or more agents.

Participants

Any person who is a current or prospective officer or employee of the company or of any subsidiary will be eligible for selection by the administrator for the grant of awards under the 2009 Plan. In addition, nonemployee directors and any service providers who have been retained to provide consulting, advisory, or other services to the company or to any subsidiary will be eligible for the grant of awards under the 2009 Plan. Options intending to qualify as “incentive stock options” (“ISOs”) within the meaning of Section 422 of the Code may only be granted to employees of the company or any subsidiary. As of June 26, 2009, approximately 920 employees and five nonemployee directors currently qualify to participate in the 2009 Plan.

Shares Subject to the Plan and to Awards

Subject to adjustments for changes in the company’s capitalization, the aggregate number of shares issuable pursuant to all awards will not exceed 1,055,000, plus (i) any shares that were authorized for issuance under the Prior Plan that, as of June 26, 2009, remain available for issuance under the Prior Plan (not including any shares that are subject to, as of June 26, 2009, outstanding awards under the Prior Plan or any shares that prior to June 26, 2009 were issued pursuant to awards granted under the Prior Plan) and (ii) any shares subject to outstanding awards under the Prior Plan as of June 26, 2009 that on or after such date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares); provided that any shares granted under options or stock appreciation rights will be counted against this limit on a one-for-one basis and any shares granted as awards other than options or stock appreciation rights will be counted against this limit as two and one one-hundredths (2.01) shares for every one (1) share subject to such award. The shares issued pursuant to awards granted under the 2009 Plan may be shares that are authorized and unissued or shares that were reacquired by the company, including shares purchased in the open market.

For purposes of determining the share limits described in the paragraph above, the aggregate number of shares issued under the 2009 Plan at any time will equal only the number of shares actually issued upon exercise or settlement of an award. Notwithstanding the foregoing, shares subject to an award under the 2009 Plan may not again be made available for issuance under the 2009 Plan if such shares are: (i) shares that were subject to a stock-settled stock appreciation right and were not issued upon the net settlement or net exercise of such stock appreciation right, (ii) shares used to pay the exercise price of an option, (iii) shares delivered to or withheld by the company to pay the withholding taxes related to an award, or (iv) shares repurchased on the open market with the proceeds of an option exercise. Shares subject to awards that have been canceled, expired, forfeited, or otherwise not issued under an award and shares subject to awards settled in cash will not count as shares issued under the 2009 Plan. Any shares that again become available for grant will be added back as one (1) share if such shares were subject to options or stock appreciation rights granted under the 2009 Plan, and as two and one one-hundredths (2.01) shares if such shares were subject to awards other than options or stock appreciation rights granted under the 2009 Plan.

Subject to adjustments for changes in the company’s capitalization, the aggregate number of shares subject to awards granted under the 2009 Plan during any calendar year to any one participant will not exceed 500,000, and the aggregate number of shares that may be issued pursuant to the exercise of ISOs granted under the 2009 Plan will not exceed 1,055,000. The maximum amount payable pursuant to that portion of an incentive bonus granted in any calendar year to any participant under the 2009 Plan that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code will not exceed $5 million. Subject to certain exceptions, the aggregate number of shares subject to options and stock appreciation rights granted under the 2009 Plan during any calendar year to any one nonemployee director will not exceed 30,000, and the aggregate number of shares issued or issuable under all awards granted under the 2009 Plan other than options or stock appreciation rights during any calendar year to any one nonemployee director will not exceed 15,000. The aggregate number of shares issued under the 2009 Plan pursuant to all awards granted to service providers will not exceed 100,000.

In the event that the company acquires another corporation and assumes outstanding equity awards of such acquired corporation, the number of shares authorized for issuance under the 2009 Plan will be increased to the extent necessary to satisfy such assumed equity awards and such shares will not reduce the shares otherwise authorized for issuance under the 2009 Plan. In the event that a corporation acquired by the company, or with which the company combines, has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan may be used for awards under the 2009 Plan and will not reduce the shares authorized for issuance under the 2009 Plan; provided that awards using such available shares will not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and will only be made to individuals who were not an employee, director, or consultant of ours immediately before such acquisition or combination.

Option Awards

The administrator will establish the exercise price per share under each option, which, other than in the event of options granted in connection with a merger or other acquisition, will not be less than the fair market value of a share on the date the option is granted. The administrator will establish the term of each option, which in no case may exceed a period of five (5) years from the date of grant. Options granted under the 2009 Plan may either be ISOs or options which are not intended to qualify as ISOs, or nonqualified stock options (“NQSOs”). Unless such action is approved by stockholders, the 2009 Plan prohibits repricing out-of-the-money options and stock appreciation rights (that is, reducing the exercise price of an option or stock appreciation right with an exercise price above the market value of the company’s common stock or exchanging any such option or stock appreciation right for cash or a new award with a lower (or no) exercise price).

Stock Appreciation Rights

A stock appreciation right provides the right to the monetary equivalent of the increase in value of a specified number of the shares over a specified period of time after the right is granted. Stock appreciation rights may be granted to participants either in tandem with or as a component of other awards granted under the 2009 Plan (“tandem SARs”) or not in conjunction with other awards (“freestanding SARs”). All freestanding SARs will be granted subject to the same terms and conditions applicable to options as set forth above and in the 2009 Plan and all tandem SARs will have the same exercise price, vesting, exercisability, forfeiture, and termination provisions as the award to which they relate. The 2009 Plan prohibits repricing stock appreciation rights without stockholder approval.

Restricted Stock and Restricted Stock Units

Restricted stock is an award or issuance of shares that the grant, issuance, retention, vesting, and/or transferability of which is subject during specified periods of time to conditions (including continued employment or performance conditions) and terms as the administrator deems appropriate. Restricted stock units are awards denominated in units of shares under which the issuance of shares is subject to conditions

(including continued employment or performance conditions) and terms as the administrator deems appropriate. Participants holding shares of restricted stock granted under the 2009 Plan may exercise full voting rights with respect to those shares during the period of restriction. Participants will have no voting rights with respect to shares underlying restricted stock units unless and until such shares are reflected as issued and outstanding shares on the company’s stock ledger. Participants in whose name restricted stock is granted will be entitled to receive all dividends and other distributions paid with respect to those shares, unless determined otherwise by the administrator. Shares underlying restricted stock units will be entitled to dividends or dividend equivalents only to the extent provided by the administrator.

Other than with respect to awards to nonemployee directors, and subject to exceptions for death, disability, retirement, or a change of control, the grant, issuance, retention, vesting, and/or settlement of shares under any such award that is based on performance criteria and level of achievement versus such criteria will be subject to a performance period of not less than 12 months, and the grant, issuance, retention, vesting, and/or settlement of shares under any restricted stock or restricted stock unit award that is based solely upon continued employment and/or the passage of time may not vest or be settled in full prior to the 36th month following its date of grant, but may be subject to pro-rata vesting over such period. Notwithstanding the foregoing, the 2009 Plan provides that up to 100,000 shares are available for issuance to employee participants as awards having no minimum vesting period.

Incentive Bonuses

Each incentive bonus will confer upon the participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period of not less than one year. The administrator will establish the performance criteria and level of achievement versus these criteria that will determine the target and maximum amount payable under an incentive bonus, which criteria may be based on financial performance and/or personal performance evaluations.

Deferral of Gains

The administrator may, in an award agreement or otherwise, provide for the deferred delivery of shares upon settlement, vesting, or other events with respect to restricted stock or restricted stock units, or in payment or satisfaction of an incentive bonus.

Qualifying Performance Criteria

The administrator may establish performance criteria and level of achievement versus such criteria that will determine the number of shares to be granted, retained, vested, issued or issuable under or in settlement of, or the amount payable pursuant to an award, which criteria may be based on “qualifying performance criteria” (as described below) or other standards of financial performance and/or personal performance evaluations. In addition, the administrator may specify that an award or a portion of an award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for such award or portion of an award that is intended by the administrator to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code will be a measure based on one or more qualifying performance criteria selected by the administrator and specified at the time the award is granted. The administrator will certify the extent to which any qualifying performance criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding satisfaction of any performance goals, the number of shares issued under or the amount paid under an award may be reduced, but not increased, by the administrator on the basis of such further considerations as the administrator in its sole discretion may determine.

For purposes of the 2009 Plan, the term “qualifying performance criteria” means any one or more of the following performance criteria, or derivations of such performance criteria, either individually, alternatively, or in any combination, applied to either the company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the administrator: (i) cash flow (before or after dividends), (ii) earnings per share (including earnings before interest, taxes, depreciation, and amortization), (iii) stock price, (iv) return on equity, (v) total stockholder return, (vi) return on capital (including return on total capital or return on invested capital), (vii) return on assets or net assets, (viii) market capitalization, (ix) economic value added, (x) debt leverage (debt to capital), (xi) revenue, (xii) income or net income, (xiii) operating income, (xiv) operating profit or net operating profit, (xv) operating margin or profit margin, (xvi) return on operating revenue, (xvii) cash from operations, (xviii) operating ratio, (xix) operating revenue, (xx) customer service, (xxi) contract value, or (xxii) client renewal rate.

To the extent consistent with Section 162(m) of the Code, the administrator (i) may appropriately adjust any evaluation of performance under a qualifying performance criteria to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items, and all items of gain, loss, or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board (APB Opinion No. 30) or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the company’s financial statements or notes to the financial statements, and (ii) may appropriately adjust any evaluation of performance under a qualifying performance criteria to exclude any of the following events that occurs during a performance period: (a) asset write-downs, (b) litigation, claims, judgments, or settlements, (c) the effect of changes in tax law or other such laws or provisions affecting reported results, (d) accruals for reorganization and restructuring programs, and (e) accruals of any amounts for payment under the 2009 Plan or any other compensation arrangement maintained by the company.

Settlement of Awards

Awards may be settled in shares, cash, or a combination thereof, as determined by the administrator.

Amendment and Termination

The Board of Directors may amend, alter, or discontinue the 2009 Plan, and the administrator may amend or alter any agreement or other document evidencing an award made under the 2009 Plan, except no such amendment may, without the approval of the stockholders of the company (other than in respect of a change in the company’s capitalization): increase the maximum number of shares for which awards may be granted under the 2009 Plan; reduce the exercise price of outstanding options; extend the term of the 2009 Plan; change the class of persons eligible to be participants; increase the individual maximum limits set forth in the 2009 Plan; or otherwise amend the 2009 Plan in any manner requiring stockholder approval by law or under the NASDAQ Global Select Market listing requirements.

No amendment or alteration to the 2009 Plan or an award or award agreement may be made that would impair the rights of the holder of an award without such holder’s consent, provided that no such consent will be required if the administrator determines in its sole discretion and prior to the date of any change of control that such amendment or alteration either is required or advisable in order for the company, the 2009 Plan, or the award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

Change of Control

In the event there is a change in the number or kind of outstanding shares under the 2009 Plan as a result of a change of control, other merger, consolidation or otherwise, then the administrator will determine the appropriate and equitable adjustment to be effected. In addition, in the event of such a change, the administrator may accelerate the time or times at which any award may be exercised and may provide for cancellation of such accelerated awards that are not exercised within a time prescribed by the administrator in its sole discretion.

Adjustments

The number and kind of shares available for issuance under the 2009 Plan, and the number and kind of shares subject to the individual limits set forth under the 2009 Plan, will be equitably adjusted by the administrator to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property, or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of shares of the company outstanding. The terms of any outstanding award will also be equitably adjusted by the administrator as to price, number, or kind of shares subject to such award and other terms to reflect the foregoing events, which adjustments need not be uniform as between different awards or different types of awards.

Transferability

Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a participant other than by will or the laws of descent and distribution, and each option or stock appreciation right may be exercisable only by the participant during his or her lifetime. Notwithstanding the foregoing, to the extent permitted by the administrator, the person to whom an award is initially granted may make certain limited transfers to certain family members, family trusts, or family partnerships.

No Right to Company Employment

Nothing in the 2009 Plan or an award agreement will interfere with or limit in any way the right of the company, its subsidiaries, and/or its affiliates to terminate any participant’s employment, service on the Board of Directors, or service for the company at any time or for any reason not prohibited by law, nor will the 2009 Plan or an award itself confer upon any participant any right to continue his or her employment or service for any specified period of time. Neither an award nor any benefits arising under the 2009 Plan will constitute an employment contract with the company, any subsidiary, and/or its affiliates.

Compliance with Law

The 2009 Plan, the grant, issuance, vesting, exercise, and settlement of awards thereunder, and the obligation of the company to sell, issue, or deliver shares under such awards, will be subject to all applicable foreign, federal, state, and local laws, rules and regulations, stock exchange rules, and regulations, and to such approvals by any governmental or regulatory agency as may be required. The company will not be required to issue or deliver any certificates for shares prior to the completion of any registration or qualification of such shares under any federal or state law or issuance of any ruling or regulation of any government body that the company will, in its sole discretion, determine to be necessary or advisable.

Effective Date and Termination of the 2009 Plan

The 2009 Plan will become effective on the date it is approved by the company’s stockholders. The 2009 Plan will remain available for the grant of awards until the tenth (10th) anniversary of the effective date.

Federal Income Tax Treatment

The following discussion of the federal income tax consequences of the 2009 Plan is intended to be a summary of applicable federal law as currently in effect. It should not be taken as tax advice by 2009 Plan participants, who are urged to consult their individual tax advisors.

Stock Options

ISOs and NQSOs are treated differently for federal income tax purposes. ISOs are intended to comply with the requirements of Section 422 of the Code. NQSOs do not comply with such requirements.

An optionee is not taxed on the grant or exercise of an ISO. The difference between the exercise price and the fair market value of the shares on the exercise date will, however, be a preference item for purposes of the alternative minimum tax. If an optionee holds the shares acquired upon exercise of an ISO for at least two years following the option grant date and at least one year following exercise, the optionee’s gain, if any, upon a subsequent disposition of such shares is long term capital gain. The measure of the gain is the difference between the proceeds received on disposition and the optionee’s basis in the shares (which generally equals the exercise price). If an optionee disposes of stock acquired pursuant to exercise of an ISO before satisfying these holding periods, the optionee will recognize both ordinary income and capital gain in the year of disposition. The company is not entitled to an income tax deduction on the grant or exercise of an ISO or on the optionee’s disposition of the shares after satisfying the holding period requirement described above. If the holding periods are not satisfied, the company will be entitled to an income tax deduction in the year the optionee disposes of the shares in an amount equal to the ordinary income recognized by the optionee.

In order for an option to qualify for ISO tax treatment, the grant of the option must satisfy various other conditions more fully described in the Code. The company does not guarantee that any option will qualify for ISO tax treatment even if the option is intended to qualify for such treatment. In the event an option intended to be an ISO fails to so qualify, it will be taxed as an NQSO described below.

An optionee is not taxed on the grant of an NQSO. On exercise, the optionee recognizes ordinary income equal to the difference between the exercise price and the fair market value of the shares acquired on the date of exercise. The company is entitled to an income tax deduction in the year of exercise in the amount recognized by the optionee as ordinary income. The optionee’s gain (or loss) on subsequent disposition of the shares is long term capital gain (or loss) if the shares are held for at least one year following exercise. The company does not receive an income tax deduction for this gain.

Stock Appreciation Rights

An optionee is not taxed on the grant of a stock appreciation right. On exercise, the optionee recognizes ordinary income equal to the cash or the fair market value of any shares received. The company is entitled to an income tax deduction in the year of exercise in the amount recognized by the optionee as ordinary income.

Restricted Stock and Restricted Stock Units

Grantees of restricted stock or restricted stock units do not recognize income at the time of the grant. When the award vests or is paid, grantees generally recognize ordinary income in an amount equal to the fair market value of the stock or units at such time, and the company will receive a corresponding income tax deduction. However, no later than 30 days after a participant receives an award of restricted stock, the participant may elect to recognize taxable ordinary income in an amount equal to the fair market value of the shares at the time of receipt. Provided that the election is made in a timely manner, when the restrictions on the shares lapse, the participant will not recognize any additional income. If the participant forfeits the shares to the company (e.g., upon the participant’s termination prior to vesting), the participant may not claim an income tax deduction with respect to the income recognized as a result of the election. Dividends paid with respect to unvested shares of restricted stock generally will be taxable as ordinary income to the participant at the time the dividends are received.

Incentive Bonuses

A participant will have taxable income at the time an incentive bonus award becomes payable, and, if the participant has timely elected deferral to a later date, such later date. At that time, the participant will recognize ordinary income equal to the value of the amount then payable.

Company Deduction and Section 162(m)

For the individual serving as the chief executive officer of the company at the end of the taxable year and for the individuals serving as officers of the company or a subsidiary at the end of such year who are among the three highest compensated officers (other than the chief executive officer and chief financial officer) for proxy reporting purposes, Section 162(m) limits the amount of compensation otherwise deductible by the company and its subsidiaries for such year to $1 million for each such individual, except to the extent that such compensation is “performance-based compensation.” The company expects that NQSOs, ISOs, and stock appreciation rights to qualify as performance-based compensation. The administrator may establish performance conditions and other terms with respect to grants of restricted stock, restricted stock units, and incentive compensation awards in order to qualify such grants as performance-based compensation for purposes of Section 162(m).

New Plan Benefits

The benefits that will be awarded or paid under the 2009 Plan are not currently determinable. Such awards are within the discretion of the Compensation Committee, and the Compensation Committee has not determined future awards or who might receive them. Information about awards granted in fiscal 2009 under the company’s prior plans to the company’s named executive officers can be found in the table under the heading “Grants of Plan-Based Awards” on page 29 of this proxy statement.

The table below provides information about our compensation plans at March 31, 2009:

Number of
	Securities to be	Weighted Average	Number of Securities
	Issued Upon	Exercise Price of	Remaining Available for
	Exercise of	Outstanding	Future Issuances under
	Outstanding	Options,	Equity Compensation
	Options, Restricted	Restricted Stock	Plans (Excluding
	Stock Units,	Units, Warrants	Securities Reflected in
	Warrants and Rights	and Rights	Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by stockholders	3,078,210	$40.67	1,890,872
Equity compensation plans not approved by stockholders	—	—	—

Total	3,078,210	$40.67	1,890,872

Column (c) above includes 359,861 shares of common stock remaining available for future issuance under the 2005 Stock Incentive Plan, 765,870 shares of common stock remaining available for future issuance under the 2006 Stock Incentive Plan, and 765,141 shares of common stock remaining available for future issuance under the company’s employee stock purchase plan.

The affirmative vote of a majority of votes cast at the annual meeting is required to approve the 2009 Plan. Unless marked to the contrary, proxies received will be voted FOR approval.

The Board of Directors unanimously recommends a vote FOR
adoption and approval of the Company’s 2009 stock incentive plan.

BOARD CORPORATE GOVERNANCE MATTERS

Director Independence

Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of our Board, that person does not have a relationship which would interfere with the expertise of independent judgment in carrying out the responsibilities of a director, and the director does not otherwise have a relationship with us described under Rule 5605(a)(2) of the NASDAQ Stock Market Inc. Marketplace Rules.

The Board has determined that each of the following directors is independent under the foregoing standards: Mr. Casper; Mr. Grua; Mr. Kindick; Mr. Neaman; Mr. Shapiro; and Ms. Zumwalt. In assessing independence, the Board considered that Mr. Neaman is President and Chief Executive Officer of NorthShore University HealthSystem. NorthShore University HealthSystem is a member of several of our membership programs, but the fees received from NorthShore University HealthSystem represented less than 1% of the company’s total revenue during fiscal 2009.

Board of Directors Meetings and Committees

During fiscal 2009, the Board of Directors met seven times. All directors attended 80% or more of the aggregate number of meetings of the Board and of the committees on which they served during fiscal 2009. The Board of Directors also meets in regularly scheduled executive sessions at least two times per year and met four times in executive session in fiscal 2009. These sessions, which were attended only by the Board’s independent directors, were chaired by Kelt Kindick, our Lead Director.

The Board has three standing committees — the Audit Committee, the Compensation Committee, and the Governance Committee. The role of each of the committees is governed by a charter adopted by the Board. A copy of each committee’s charter may be accessed via our website at www.advisoryboardcompany.com. We do not have a policy on director attendance at our annual meetings of stockholders. Two directors attended our most recent annual meeting of stockholders.

Audit Committee.  The members of our Audit Committee are Ms. Zumwalt, Mr. Kindick, and Mr. Neaman. Ms. Zumwalt serves as chair of the Audit Committee. The Audit Committee, among other things:

•	is directly responsible for the appointment, compensation, and oversight of the work of the independent registered public accounting firm;

•	approves in advance audit and any permissible non-audit services performed by our independent registered public accounting firm;

•	reviews with the independent registered public accounting firm and management our internal controls;

•	reviews the adequacy of our accounting and financial controls as reported by management and the independent registered public accounting firm; and

•	oversees our compliance systems and codes of conduct.

Each member of the Audit Committee is independent within the meaning of NASDAQ’s director independence standards, as currently in effect, and meets heightened independence criteria applicable to audit committee members under SEC rules and NASDAQ rules. The Board of Directors has determined that all of the company’s Audit Committee members are financially literate and has determined that Ms. Zumwalt meets the qualifications of an “audit committee financial expert” as defined under SEC rules. The Audit Committee met four times during fiscal 2009.

Governance Committee.  The members of our Governance Committee are Mr. Kindick, Mr. Casper, Mr. Grua, Mr. Neaman, Mr. Shapiro, and Ms. Zumwalt. Mr. Kindick serves as chair of the Governance Committee. The Governance Committee, among other things:

•	reviews and assesses the development of the executive officers and considers and makes recommendations to the Board regarding promotion and succession issues;

•	annually evaluates and reports to the Board on the performance and effectiveness of the committees specifically and the Board as a whole;

•	annually presents to the Board a list of individuals recommended to be nominated for election to the Board;

•	reviews, evaluates, and recommends changes to the company’s corporate governance principles; and

•	recommends to the Board individuals to be elected to fill vacancies and newly created directorships.

Each member of the Governance Committee is independent within the meaning of NASDAQ’s director independence standards, as currently in effect. The Governance Committee met once during fiscal 2009.

Compensation Committee.  The members of our Compensation Committee are Mr. Shapiro, Mr. Casper, Mr. Grua, and Mr. Kindick. Mr. Shapiro serves as chair of the Compensation Committee.

The Compensation Committee, among other things:

•	reviews and makes recommendations to the Board with respect to the compensation of the chief executive officer and of directors;

•	establishes or approves the compensation for other executive officers; and

•	administers and oversees our share-based compensation plans.

Each member of the Compensation Committee is independent within the meaning of NASDAQ’s director independence standards, as currently in effect. The Compensation Committee met four times during fiscal 2009.

Compensation Committee Interlocks and Insider Participation

Messrs. Shapiro, Casper, Grua, and Kindick served on the Compensation Committee during our last fiscal year. All members of the Compensation Committee are independent directors, and none of them have been an officer or employee of the company at any time, nor did they have a relationship requiring disclosure by the company under Item 404 of Regulation S-K. None of our executive officers served during the last fiscal year on the compensation committee (or equivalent) or the board of directors of another entity whose executive officers served on our Compensation Committee or Board of Directors.

Consideration of Director Nominees

The Governance Committee will consider director candidates recommended by stockholders. Stockholders should submit the name of any person recommended as a director candidate along with information demonstrating their own stock ownership to The Advisory Board Company, 2445 M Street, NW, Washington, D.C. 20037, Attn: Evan R. Farber, Corporate Secretary. Director candidates recommended by stockholders will be evaluated by the Governance Committee in the same manner as the Committee’s nominees.

The Governance Committee identifies prospective director candidates in various ways, including through current Board members, management, stockholders, and other persons. These candidates are evaluated at meetings of the Governance Committee, and may be considered at any point during the year.

The Governance Committee works with the Board on an annual basis to determine the appropriate characteristics, skills, and experience for the Board as a whole and its individual members. The Board seeks to include directors with diverse experience in areas relevant to the company’s business. The company also seeks directors with the highest standards of ethics and integrity, sound business judgment, and the willingness to make a strong commitment to the company and its success. The Board will evaluate each individual in the context of the Board as a whole, with the objective of recommending a group that can best contribute to the success of the business and represent stockholder interests through the exercise of sound judgment, using its diversity of experience. In determining whether to recommend a director for re-election, the Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

Board of Directors Compensation

The Board, or the Compensation Committee to the extent authorized by the Board, sets directors’ compensation under The Advisory Board Company 2005 and 2006 Stock Incentive Plan and such other arrangements as are deemed to be appropriate. For service on the Board, non-employee directors receive an annual award of options to purchase 10,000 shares of common stock and are paid a $15,000 annual retainer, except that Mr. Kindick is entitled to an annual award of options to purchase 25,000 shares of common stock and a $20,000 annual retainer in connection with his service as Lead Director. The stock options for service from the 2008 annual meeting of stockholders through our 2009 annual meeting were awarded in April 2009 and will vest in September 2009 to coincide with our 2009 annual meeting of stockholders.

Neither Mr. Williams nor Mr. Musslewhite, the two employee members of the Board, received additional compensation for their service on the Board.

The following table sets forth the compensation of our directors in fiscal 2009.

	Fees Earned or	Option
Name	Paid in Cash	Awards(1)	Total

Marc N. Casper	$15,000	$120,600	$135,600
Peter J. Grua	15,000	120,600	135,600
Kelt Kindick	20,000	301,500	321,500
Mark R. Neaman	15,000	120,600	135,600
Leon D. Shapiro	15,000	120,600	135,600
LeAnne M. Zumwalt	15,000	120,600	135,600

(1)	Amounts reflect the compensation cost for stock options recognized in fiscal 2009 for financial statement purposes in accordance with Financial Accounting Standards Board Statement of Accounting Standards No. 123(R), Share Based Payment (“FAS 123(R)”). Assumptions used in the calculation of these amounts are included in Note 12 to our audited consolidated financial statements for the fiscal year ended March 31, 2009. The aggregate number of stock options held by each non-employee director at March 31, 2009 was as follows: Mr. Casper, 90,416; Mr. Grua, 35,000; Mr. Kindick, 145,000; Mr. Neaman, 70,416; Mr. Shapiro, 60,416; and Ms. Zumwalt, 85,416. The fair value of the option awards granted in April 2009 for service from the 2008 annual meeting through the 2009 annual meeting was $5.81 per share.

Related Transactions

SEC rules define “related person transactions” as any transaction since the beginning of our last fiscal year or any proposed transaction with a value of over $120,000 and in which one of our executives, directors, or greater than five percent stockholders (or a member of their immediate family) has a material direct or indirect interest. The Board is responsible for overseeing transactions with related persons that may require disclosure under applicable SEC rules, but the company has not adopted formal written policies and procedures for reviewing and approving these types of transactions. Since the beginning of the last fiscal year, there have not been any related persons transactions.

Code of Ethics

The company has adopted The Advisory Board Company Code of Ethics for Finance Team Members, which is available electronically on the company’s website at www.advisoryboardcompany.com in the section titled “The Firm” with the subtitle “Investor Relations” and “Corporate Governance.” To the extent permitted by SEC and NASDAQ rules, we intend to disclose future amendments to, or waivers from, certain provisions of the Code of Ethics on the company’s website.

Communications with the Board

Stockholders may communicate with the members of the Board individually, with all independent directors, or with the Board as a group by writing to The Advisory Board Company, 2445 M Street, NW, Washington, D.C. 20037, Attn: Evan R. Farber, Corporate Secretary. Please mark the outside of the envelope “BOARD COMMUNICATION,” and indicate which director(s) or group of directors the communication is intended for.

You should identify your communication as being from a stockholder of The Advisory Board Company. The corporate secretary may request reasonable evidence that your communication is made by one of our stockholders before transmitting your communication to the requested member or members of the Board. The corporate secretary will review all communications from our stockholders, and communications relevant to our business and operations, as determined by the corporate secretary, will be forwarded to the requested member or members of the Board.

Communications with the Audit Committee

The Audit Committee has established procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters. A communication or complaint to the Audit Committee regarding such matters may be submitted by writing to The Advisory Board Company, 2445 M Street, NW, Washington, D.C. 20037, Attn: Evan R. Farber, Corporate Secretary. Please mark the outside of the envelope “AUDIT COMMITTEE COMMUNICATION.”

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting and reporting practices of the company, the qualifications and independence of the company’s independent registered public accounting firm, and such other duties as directed by the Board. Management has the primary responsibility for preparing the financial statements and implementing the company’s financial reporting process. Management also has the primary responsibility for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. The company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the company’s audited financial statements to accounting principles generally accepted in the United States of America. The company’s independent registered public accounting firm also is responsible for expressing an opinion on the effectiveness of the company’s internal control over financial reporting. The Audit Committee members do not serve as professional accountants or auditors, and their functions are not intended to duplicate or certify the activities of management and the independent registered public accounting firm or to verify the independence of the independent registered public accounting firm under applicable rules.

In this context, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the audited financial statements for the fiscal year ended March 31, 2009 (the “Audited Financial Statements”) and management’s maintenance of and assessment of the effectiveness of internal control over financial reporting as of March 31, 2009. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with them their independence. In addition, the Audit Committee has considered whether the non-audit services provided by Ernst & Young LLP are compatible with maintaining the independent registered public accounting firm’s independence.

Following the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

LeAnne M. Zumwalt, Chair
Kelt Kindick
Mark R. Neaman

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended March 31, 2009.

THE COMPENSATION COMMITTEE
Leon D. Shapiro, Chair
Marc N. Casper
Peter J. Grua
Kelt Kindick

COMPENSATION DISCUSSION AND ANALYSIS

Set forth below is a discussion of compensation awarded to, earned by, or paid to, the company’s named executive officers (that is, our chief executive officer, Robert W. Musslewhite, chief financial officer, Michael T. Kirshbaum, and our three most highly compensated executive officers in fiscal 2009 other than our chief executive officer and chief financial officer, which were David L. Felsenthal, our president, Scott M. Fassbach, our chief research officer, and Richard A. Schwartz, our executive vice president). During the fiscal year ended March 31, 2009, Frank J. Williams served as our chief executive officer (and principal executive officer) until September 1, 2008, at which time he became our executive chairman, and Robert W. Musslewhite became our chief executive officer (and principal executive officer) effective as of September 1, 2008. This discussion explains our compensation philosophy, the Compensation Committee’s role in overseeing our executive compensation program, the elements of our executive compensation program, and the manner in which compensation decisions were and are made.

Compensation Philosophy

Our compensation and benefit plans are designed to create value for our stockholders in three primary ways:

•	by attracting and retaining highly qualified executives who possess the skills and talent necessary to achieve our business goals and to uphold our mission, governing principles, and core values;

•	by motivating executives to achieve short and longer-term business goals set by the company; and

•	by aligning annual and longer-term compensation payments with individual and company performance.

These fundamental principles guide the design and implementation of our compensation programs for our named executive officers.

Oversight of Our Executive Compensation Program

As previously discussed in this proxy statement, our Board of Directors has established a Compensation Committee comprised of independent directors, as determined under the rules and regulations of NASDAQ, that is responsible for guiding and overseeing the formulation and application of our compensation and benefit programs for our executive officers, including our named executive officers, as well as certain matters for all employees. Our chief executive officer, with the assistance of our executive director for career management, makes recommendations to the Compensation Committee with respect to the compensation of the named executive officers, but excluding himself, following our annual performance review process. The chief executive officer does not make recommendations to the Compensation Committee with respect to his own compensation, and he is not present when the Compensation Committee independently discusses and determines his compensation.

As part of the Compensation Committee’s ongoing effort to help ensure that the company’s compensation and benefit plans fulfill the company’s goals and that the company’s practices with respect to executive compensation-related matters reflect and promote good corporate governance practices, the Compensation Committee began a process after the end of the fiscal year ended March 31, 2009 to, among other things, review the company’s executive compensation philosophy, develop a peer group of companies to whom market competitive assessments will be made, and provide advice on the types and levels of compensation to be included in the company’s executive compensation program consistent with that philosophy. In furtherance of this, the Compensation Committee retained the services of Watson Wyatt Worldwide (“Watson Wyatt”) to provide the Compensation Committee with independent compensation data, analysis, and advice. Watson Wyatt reports to the Compensation Committee and, under the Compensation Committee’s charter, the Compensation Committee has sole authority to retain and terminate Watson Wyatt and to approve its fees and other retention terms. Watson Wyatt will not do any work for the company other than the work to be performed for the Compensation Committee.

Elements of Total Direct Compensation

Our compensation programs are composed of salary, annual incentive compensation, and stock-based compensation.

Base Salary.  Salary is included in the compensation of our named executive officers because we believe it is appropriate that some portion of compensation be provided in a form that is liquid and assured. Salaries are initially established at levels necessary to enable us to attract and retain highly qualified executives, being mindful of factors and considerations such as internal pay equity, prior experience of the executive, and expected contributions to company performance. We do not guarantee salary adjustments on a yearly basis, and the Compensation Committee considers adjustments to salary as part of the overall compensation assessment for our named executive officers.

For the fiscal year ended March 31, 2009, base salaries for three of the six named executive officers (Messrs. Musslewhite, Felsenthal, and Kirshbaum) were increased. Mr. Musslewhite’s increase in base salary (from $400,000 to $500,000) became effective September 1, 2008 and was largely attributed to his promotion from executive vice president to chief executive officer effective as of September 1, 2008. Mr. Felsenthal’s increase in base salary (from $400,000 to $425,000) became effective September 1, 2008 and was largely attributed to his promotion from chief operating officer to president (which became effective as of September 1, 2008) and the Committee’s determination that Mr. Felsenthal would have additional oversight over the company’s operations in that role. Mr. Kirshbaum’s increase in base salary (from $210,000 to $225,000) became effective April 1, 2009 and was largely attributed to reflect his performance and experience as chief financial officer for two completed fiscal years. Following a review of survey data and observations provided by a compensation consultant, McDaniel & Associates, Inc., with respect to the form and amount of compensation for Mr. Williams in an executive chairman role, the Committee reduced Mr. Williams’ base salary by one-third effective September 1, 2008 to reflect that he would no longer be serving as the company’s chief executive officer as of September 1, 2008 and instead would be serving as the company’s executive chairman. The Compensation Committee determined not to increase any of the base salaries for the named executive officers for the fiscal year ending March 31, 2010 in order to demonstrate the company’s commitment to its cost containment objectives and to be consistent with management’s decision not to increase base salaries for other senior executives of the company. The salaries for each of our named executive officers for the fiscal year ended March 31, 2009 and for the fiscal year ending March 31, 2010 are as follows:

Named Executive Officer	Fiscal 2009		Fiscal 2010

Frank J. Williams	$400,000	(1)	$400,000	(4)
Executive Chairman
Robert W. Musslewhite	500,000	(2)	500,000
Chief Executive Officer
David L. Felsenthal	425,000	(3)	425,000
President
Michael T. Kirshbaum	225,000		225,000
Chief Financial Officer
Scott M. Fassbach	535,600		535,600
Chief Research Officer
Richard A. Schwartz	482,040		482,040
Executive Vice President

(1)	Represents Mr. Williams’ annual base salary as executive chairman of the company, effective September 1, 2008. Mr. Williams’ annual base salary as chief executive officer of the company for the period April 1, 2008 through August 31, 2008 was $600,000.

(2)	Represents Mr. Musslewhite’s annual base salary as chief executive officer of the company, effective September 1, 2008. Mr. Musslewhite’s annual base salary as executive vice president of the company for the period April 1, 2008 through August 31, 2008 was $400,000.

(3)	Represents Mr. Felsenthal’s annual base salary as president of the company, effective September 1, 2008. Mr. Felsenthal’s annual base salary as chief operating officer of the company for the period April 1, 2008 through August 31, 2008 was $400,000.

(4)	As discussed in the Compensation Discussion & Analysis section of this proxy statement under the heading “Employment Agreements and Arrangements,” it is presently anticipated that the terms for the second year of Mr. Williams’ employment as executive chairman will be determined by the Compensation Committee and Mr. Williams on or about September 1, 2009 based on the anticipated level of time commitment and performance objectives for such second year.

Annual Incentive Compensation.  At the beginning of fiscal 2010, our chief executive officer, Mr. Musslewhite, reviewed with the Compensation Committee his assessment of the performance of each of the other named executive officers during fiscal 2009 based on his personal experience with each named executive officer, the achievement of success in areas determined to be significant to the company, changes in responsibility levels, and input obtained from other members of the company’s senior management, including information gathered by the company’s executive director for career management. The Compensation Committee consulted with the executive chairman and the company’s executive director for career management and considered information relating to the chief executive officer’s performance during fiscal 2009 from other members of the company’s senior management.

When determining the annual incentive compensation for the named executive officers other than Messrs. Fassbach and Schwartz, the Compensation Committee also took into consideration certain financial and non-financial objectives described below with respect to the particular named executive officer, as well as performance discussions that may have taken place during the fiscal year regarding the named executive officers at the Board and Compensation Committee level. The criteria in some cases were difficult to accomplish and in some cases are among the core duties of the position. While some (but not all) of the evaluation criteria considered by the Committee in determining a named executive officer’s annual incentive compensation may be measured or evaluated quantitatively, the factors are not assigned specific weightings, and the actual payment was determined by the Committee based on its subjective assessment of the named executive officer’s overall job performance for the year based on a combination of all the qualitative and quantitative performance metrics. In certain cases, the Committee in its judgment determined whether the officer’s performance far exceeded expectations, exceeded expectations, met expectations, or was below expectations. Thus, while the evaluation criteria reflect a methodical approach to evaluating individual performance levels as factors affecting the annual bonus determinations, they reflect inherently subjective and qualitative assessments.

For the fiscal year ended March 31, 2009, Mr. Williams’ performance evaluation criteria included revenue growth, operating earnings, contract value, succession management, growth strategy, and sales and marketing execution. The criteria were initially established by the Compensation Committee while Mr. Williams was serving as the company’s chief executive officer and were updated by the Committee to reflect Mr. Williams’ transition to executive chairman effective as of September 1, 2008, and the Committee determined to include as a criteria the company meeting its calendar year 2008 revised revenue and earnings per share guidance. Mr. Williams’ maximum annual incentive payment for the fiscal year ended March 31, 2009 was $400,000, and the Committee awarded Mr. Williams an incentive payment of $250,000. The Committee considered the following factors as favorably affecting its determination of the amount of Mr. Williams’ annual incentive payment for the fiscal year ended March 31, 2009: Mr. Williams’ successful management of Mr. Musslewhite’s succession to chief executive officer; talent retention, development, and management; Mr. Williams’ role in formulating with the chief executive officer, Mr. Musslewhite, the long-term growth strategy of the company, new product development, and business development; and assistance in developing important member and industry relationships and in enhancing the company’s strategy and execution of significant contracts. The Committee considered the following factors as negatively affecting its determination of the amount of Mr. Williams’ annual incentive payment for the fiscal year ended March 31, 2009: company revenue growth, operating earnings, and contract value.

Mr. Musslewhite’s fiscal 2009 performance evaluation criteria included revenue growth, operating earnings, contract value, operational execution and growth planning, talent management, shareholder relationships, and the company meeting its calendar year 2008 revised revenue and earnings per share guidance. The criteria were established by the Compensation Committee effective as of Mr. Musslewhite’s promotion to chief executive officer. Mr. Musslewhite’s maximum annual incentive payment for the fiscal year ended March 31, 2009 was $325,000, and the Committee awarded Mr. Musslewhite an incentive payment of $180,000. The Committee considered the following factors as favorably affecting its determination of the amount of Mr. Musslewhite’s annual incentive payment for the fiscal year ended March 31, 2009: Mr. Musslewhite’s execution on matters relating to the company’s programs that incorporate business intelligence tools, reorganization of the company’s sales and account management functions, and new program and product development; Mr. Musslewhite’s role in talent retention, development, and management; and shareholder relations. The Committee considered the following factors as negatively affecting its determination of the amount of Mr. Musslewhite’s annual incentive payment for the fiscal year ended March 31, 2009: company revenue growth, operating earnings, and contract value.

Mr. Felsenthal’s fiscal 2009 performance evaluation criteria included revenue growth, operational execution and innovation, sales and account management organization and innovation, and talent and resource management. The criteria were initially established while Mr. Felsenthal was serving as the company’s chief operating officer and were updated by the Committee to reflect Mr. Felsenthal’s promotion to president effective as of September 1, 2008, and the Committee determined to include as a criteria the company meeting its calendar year 2008 revised revenue and earnings per share guidance. Mr. Felsenthal’s maximum annual incentive payment for the fiscal year ended March 31, 2009 was $275,000, and the Compensation Committee awarded Mr. Felsenthal an incentive payment of $150,000. Mr. Felsenthal’s performance relating to operational execution and innovation, and relating to talent and resource management favorably affected the Compensation Committee’s consideration of the amount of the incentive compensation to be awarded to Mr. Felsenthal for the fiscal year ended March 31, 2009. The Committee considered the following factors as negatively affecting its determination of the amount of Mr. Felsenthal’s annual incentive payment for the fiscal year ended March 31, 2009: company revenue growth, operating earnings, and contract value.

Mr. Kirshbaum’s fiscal 2009 performance evaluation criteria included the company’s financial performance, shareholder relationships, and talent management. Mr. Kirshbaum’s maximum annual incentive payment for the fiscal year ended March 31, 2009 was $75,000, and the Committee awarded Mr. Kirshbaum an incentive payment of $75,000. The Committee considered the following factors as favorably affecting its determination of the amount of Mr. Kirshbaum’s annual incentive payment for the fiscal year ended March 31, 2009: Mr. Kirshbaum’s evolution in the role as chief financial officer of the company, participation in organizational decisions, development of the company’s finance department, and annual base salary relative to other named executive officers.

Consistent with prior fiscal years, the Compensation Committee determined that Messrs. Fassbach’s and Schwartz’s salaries provided sufficient cash compensation considering their scope of responsibilities and did not award them annual incentive compensation for fiscal 2009.

Stock-based compensation.  A significant portion of total direct compensation to our named executive officers is stock-based awards. This approach creates commonality of interest between the named executive officers and our stockholders and helps ensure that the named executive officers are held accountable for changes in stockholder value. Grants of stock-based awards also serve as an important tool for retaining our named executive officers. The majority of our grants of stock-based awards vest solely based on the passage of time, and vesting is contingent upon continued employment with us. We do not target a specific allocation between cash and non-cash compensation, or between annual and long-term compensation by position. We evaluate each component of compensation together with total overall compensation and consider internal factors that may cause us to target a particular element of an executive’s compensation for specific treatment. These internal factors include the executive’s operating responsibilities, management level, and unique contribution for the time period in question. While there is no specific targeted mix between annual and long-term compensation by individual executive position, we vary annual and long- term compensation mix by level. In general, as seniority levels increase, more weight is placed on stock-based compensation and retention.

Our stock-based incentive compensation plan generally includes the use of stock options and restricted stock units, or RSUs. Stock options provide the holder with a strong performance-based reward since the value of a stock option depends upon an increase in our stock price from the price on the date of grant. Similarly, the fair value of an RSU fluctuates with the stock price, maintaining alignment with stockholders, while at the same time creating more stability for retention purposes, as an RSU provides value with both increases and decreases in the stock price. Generally, our stock-based compensation awards vest 25% per year beginning one year from the date of grant. With vesting typically occurring over four years, the value of an stock-based award may only be realized by the executive so long as the executive’s employment with the company continues, creating a strong retention incentive.

Stock-based awards granted to our named executive officers are generally made as part of a broad grant to other company employees, which occur annually (typically in the first half of the calendar year). The timing of the annual grants is generally dictated by the timing of the completion of performance reviews and the timing of decisions regarding other forms of direct compensation. We do not have any program, plan, or practice to time such awards in coordination with the release of material non-public information. Stock-based awards are made under the terms of the company’s stock incentive plans and are granted with an exercise or base price equal to the closing price of our common stock on the date of grant.

The Compensation Committee or the full Board reviews with our chief executive officer and the executive director for career management the annual grant recommendations for named executive officers and other company employees in advance of the grant date. Based on these discussions, our chief executive officer provides final grant recommendations to the Compensation Committee for approval within approximately thirty days after the initial meeting with the Compensation Committee or the full Board. The Compensation Committee may accept, reject, or modify the chief executive officer’s recommendations in its discretion, and the Committee accepted the chief executive officer’s recommendations for awards made in fiscal 2009. The grant date is the date of approval of the awards by our Compensation Committee or the Board. The Board has delegated the authority to our chief executive officer to grant a limited number of stock-based awards to employees, other than our named executive officers, between meetings of the Board or of the Compensation Committee in accordance with guidelines established by the Compensation Committee. The grant date for all interim awards is the date of approval by the Compensation Committee, the Board or the chief executive officer pursuant to delegated authority, as applicable.

Stock-based awards were made to each of the named executive officers in May 2008 following the Board’s determinations with respect to the changes in the roles of Messrs. Williams, Musslewhite, and Felsenthal and at the same time as the annual broad grant to other company employees. The May 2008 stock-based awards to the named executive officers were comprised of both RSUs and stock options, except that Mr. Williams was awarded only RSUs. The Committee determined that 60% of the 26,810 RSUs awarded to Mr. Williams would vest in two equal annual installments beginning on March 31, 2009, with the remaining 40% (10,724 RSUs) subject to vesting in increments of up to 50% of the shares based on the Committee’s determination after the end of the fiscal years ended March 31, 2009 and March 31, 2010 as to Mr. Williams’ performance during such fiscal year. In determining that Mr. Williams’ RSUs would vest across approximately a two-year period, the Committee took into account what was anticipated to be an initial two-year term as executive chairman. On May 13, 2009, after evaluating Mr. Williams’ performance during fiscal 2009 based on the factors described above with respect to his annual incentive compensation (particularly Mr. Williams’ management of Mr. Musslewhite’s succession to chief executive officer), the Committee determined that 5,362 of the RSUs granted to Mr. Williams in May 2008 vested as of that date. The Committee awarded to Mr. Musslewhite 99,474 stock options, which vests in four equal annual installments, in connection with his performance as executive vice president of the company and promotion to chief executive officer. The

Committee determined that Mr. Musslewhite’s May 2008 award of 6,702 RSUs would cliff-vest on March 31, 2012 as an additional way to retain Mr. Musslewhite across the four-year period and to assist in further aligning Mr. Musslewhite’s long-term interests with those of our stockholders. The Committee awarded Mr. Felsenthal 58,026 stock options and 6,702 RSUs, all of which vests in four equal annual installments, to recognize Mr. Felsenthal’s performance as chief operating officer of the company and his promotion to president of the company, to retain Mr. Felsenthal, and to assist in further aligning Mr. Felsenthal’s long-term interests with those of our stockholders. Messrs. Kirshbaum, Fassbach, and Schwartz’s May 2008 awards were substantially the same and were determined to be appropriate by the Committee in light of their respective positions with the company, other forms of compensation, and awards made to other employees of the company.

Other Benefits

The named executive officers participate in the same company-wide benefit plans designed for all of our full time employees. Additionally, we provide a limited number of company-sponsored insurance, retirement, and other benefit plans to certain members of the company’s senior management. We believe that it is more cost-effective to pay members of the company’s senior management a highly competitive salary, bonus, and long-term incentive than maintain expensive retirement programs. We do not maintain a defined benefit plan.

Insurance Plans.  The core insurance package includes health, dental, disability, and basic group life insurance coverage generally available to all employees. The named executive officers are eligible to participate in our company-wide personal medical, dental, life, disability insurance plans, and other broad-based benefit plans. Certain members of the company’s senior management, including the named executive officers, receive supplemental long-term disability coverage.

Retirement Plans.  We provide retirement benefits to executives through a 401(k) plan, which gives employees the opportunity to save for retirement on a tax-favored basis. Executives may elect to participate in the 401(k) plan on the same basis as all other employees. In fiscal 2009, we provided a discretionary matching contribution to our employees equal to 50% of an employee’s contribution up to a maximum of 4% of salary for contributions made through January 31, 2009. The company ceased providing a discretionary matching contribution to employees for employee contributions made on or after February 1, 2009.

Executive Perquisites and Other Compensation.  Historically, we have kept the number and value of executive perquisites to a minimum. The perquisites that are provided to members of the company’s senior management (which includes our named executive officers) are limited to items that enable them to balance their personal, business, and travel schedules and to promote their continued good health. The incremental costs to us associated with providing each of these perquisites to the named executive officers was less than $10,000 for each named executive officer in fiscal 2009.

Tax and Accounting Considerations

Section 162(m) of the Code limits deductibility of certain compensation for the chief executive officer and the three other executive officers (other than the chief financial officer) who are highest paid and employed at year-end to $1 million per year. If certain conditions are met, performance-based compensation may be excluded from this limitation. Stock options granted during fiscal 2009 are designed to qualify for exclusion from this limitation so as to be deductible. While other incentive awards under our stockholder-approved incentive plans could be designed to satisfy the conditions necessary for deductibility, the Compensation Committee has not structured arrangements to satisfy all of the conditions required under Section 162(m) in order to retain flexibility in the administration of our executive compensation programs.

Employment Agreements with Messrs. Williams, Musslewhite, and Felsenthal

In connection with Mr. Williams’ transition to executive chairman, Mr. Musslewhite’s promotion to chief executive officer, and Mr. Felsenthal’s promotion to president, each effective September 1, 2008, the company sought to renegotiate Mr. Williams’ existing employment agreement, renegotiate agreements entered into in October 2001 with Mr. Felsenthal relating to the acceleration of vesting of his stock-based awards and potential payments upon termination of his employment, and to negotiate an employment agreement with Mr. Musslewhite that provided to him some of the same benefits and security provided to Messrs. Williams and Felsenthal in their agreements for purposes of the long-term retention of Mr. Musslewhite. The employment agreements with Messrs. Williams, Musslewhite, and Felsenthal were entered into effective September 1, 2008 and are discussed in further detail below under “Employment Agreements and Arrangements.”

Severance and Change of Control Arrangements

Messrs. Williams, Musslewhite, and Felsenthal’s employment agreements with us provide severance payments and other benefits in the event the company terminates their employment without cause or the executive terminates his employment with us for good reason. In the event of a change of control of the company, each of their employment agreements only provides benefits upon a so-called “double trigger.” This means that severance benefits are triggered only when the executive is involuntarily terminated by the company without cause or the executive terminates employment for good reason after the change of control.

We believe that continuing some of the historical protections included in Messrs. Williams and Felsenthal’s agreements with the company, and providing benefits to Mr. Musslewhite, in the event of a termination without cause or in circumstances that constitute good reason under the terms of their employment agreements eliminates potential unnecessary uncertainty regarding their continued employment, including in connection with the occurrence or potential occurrence of a change of control of the company. This uncertainty results from the fact that many change of control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage these named executive officers to remain employed with us during an important time when their prospects for continued employment following the transaction are often uncertain, we provide these named executive officers with severance benefits if the executive’s employment terminates in connection with a change of control.

The change of control protection benefits provided to Messrs. Williams, Musslewhite, and Felsenthal in their employment agreement include reimbursement for the full amount of any excise taxes imposed under Section 4999 of the Internal Revenue Code. However, this excise tax gross-up will not be made if the total amount of such change of control protection benefits exceeds the threshold by which such excise tax is triggered by $50,000 or less. Under these circumstances, the executive’s severance benefits will be reduced to the extent necessary to avoid excise tax triggers. In providing this protection to Messrs. Williams, Musslewhite, and Felsenthal, the Compensation Committee carefully considered concessions made by Messrs. Williams, Musslewhite, and Felsenthal in their respective employment agreement negotiations and the fact that certain other companies provide tax-gross up protections following a change of control to one or more of their named executive officers. As shown in the table set forth below under “Potential Payments Upon Termination or Change of Control,” no excise tax gross-ups would have been payable under these provisions if their employment had terminated as of the end of the fiscal year under the circumstances described in the table.

The specific severance benefits payable to our named executive officers are set forth below under “Potential Payments Upon Termination or Change of Control.”

Compensation Committee Policy Regarding Change of Control Severance Payments

Effective July 2009, our Compensation Committee adopted a policy that restricts the company from entering into any future agreement that provides an executive officer with a severance payment following a change of control of the company, except in the case of a double trigger termination event. The policy also restricts the company from entering into any future agreement that provides an executive officer with the right to receive excise tax gross-ups following a change of control, except in unusual circumstances where the Compensation Committee believes that accommodations have to be made to recruit a new executive officer to the company. In those circumstances, the excise tax gross-up will be limited to a double trigger termination event and will be subject to a three-year sunset provision. In addition, under the policy any future agreement providing for severance payments following a change of control of the company will utilize a definition of “change of control” that is triggered only if an enumerated transaction actually is consummated or occurs, instead of being triggered solely by the announcement of or stockholder approval of any such transaction or event.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents certain information concerning compensation earned for services rendered for fiscal 2009, 2008, and 2007 by our named executive officers:

					Cash
			Stock	Option	(Non-Equity)	All Other
			Awards	Awards	Incentive Plan	Compensation
Name and Principal Position	Year	Salary	(4)	(4)	Compensation	(5)	Total

Frank J. Williams(1)	2009	$483,333	$555,889	$1,497,735	$250,000	$5,909	$2,792,866
Executive Chairman	2008	600,000	—	1,745,712	350,000	6,754	2,702,466
	2007	550,000	—	1,973,465	350,000	6,654	2,880,119
Robert W. Musslewhite(2)	2009	458,333	144,084	530,498	180,000	6,615	1,319,530
Chief Executive Officer
David L. Felsenthal(3)	2009	414,583	384,722	509,980	150,000	5,711	1,464,996
President	2008	400,000	318,556	436,981	120,000	6,283	1,281,820
	2007	365,000	75,646	371,852	140,000	6,435	958,933
Michael T. Kirshbaum	2009	225,000	74,641	207,952	75,000	4,957	587,550
Chief Financial Officer	2008	210,000	52,267	202,748	55,000	4,746	516,011
	2007	175,000	25,639	141,310	45,000	4,348	391,297
Scott M. Fassbach	2009	535,600	82,682	241,336	—	6,928	866,546
Chief Research Officer	2008	535,600	61,840	285,206	—	6,750	889,396
	2007	535,600	33,791	287,116	—	7,069	863,576
Richard A. Schwartz	2009	482,040	97,513	297,867	—	6,968	884,388
Executive Vice President	2008	482,040	74,203	318,885	—	6,987	882,115
	2007	482,040	43,735	302,142	—	6,887	834,804

(1)	Mr. Williams served as the company’s chief executive officer (and principal executive officer) until he became executive chairman as of September 1, 2008. Mr. Williams’ salary for fiscal 2009 in the Summary Compensation Table reflects an annual salary of $600,000 for the period April 1, 2008 through August 31, 2008, and $400,000 for the period September 1, 2008 through March 31, 2009.

(2)	Mr. Musslewhite served as an executive vice president of the company until his promotion to chief executive officer (and principal executive officer) of the company as of September 1, 2008. Mr. Musslewhite’s salary for fiscal 2009 in the Summary Compensation Table reflects an annual salary of $400,000 for the period April 1, 2008 through August 31, 2008, and $500,000 for the period September 1, 2008 through March 31, 2009.

(3)	Mr. Felsenthal served as chief operating officer until his promotion to president of the company as of September 1, 2008. Mr. Felsenthal’s salary for fiscal 2009 in the Summary Compensation Table reflects an annual salary of $400,000 for the period April 1, 2008 through August 31, 2008, and $425,000 for the period September 1, 2008 through March 31, 2009.

(4)	Amounts reflect the compensation cost recognized in fiscal 2009, 2008, and 2007 for financial statement purposes in accordance with FAS 123(R) for awards granted in and prior to, as the case may be, fiscal 2009, 2008, and 2007. Assumptions used in the calculation of these amounts are included in Note 12 to our audited consolidated financial statements for the fiscal year ended March 31, 2009.

(5)	Includes for each named executive officer matching contributions made under our 401(k) plan and company-paid premiums under a long-term disability plan.

Grants of Plan-Based Awards in Fiscal 2009

The following table sets forth information regarding annual incentive compensation, or cash bonuses, and grants of stock options and RSUs to the named executive officers in fiscal 2009 under our stock incentive plans:

					All Option		Grant
				All Stock	Awards:		Date
				Awards:	Number of	Exercise	Fair Value
		Estimated Potential Payouts Under Non-Equity Incentive		Number of	Securities	or Base	of Stock
		Plan Awards(1)		Stock	Underlying	Price	Option
		Target	Maximum	or Units	Options	of Option	Awards
Name	Grant Date	($)	($)	(2)	(3)	Awards	(4)

Frank J. Williams
Cash bonus		$350,000	$400,000	—	—	—	—
RSU grant	5/20/08			26,810	—	—	$1,200,016
Robert W. Musslewhite
Cash bonus		225,000	325,000	—	—	—	—
RSU grant	5/20/08			6,702	—	—	299,982
Stock option award	5/20/08			—	99,474	$44.76	1,199,656
David L. Felsenthal
Cash bonus		200,000	275,000	—	—	—	—
RSU grant	5/20/08			6,702	—	—	299,982
Stock option award	5/20/08			—	58,026	44.76	699,794
Michael T. Kirshbaum
Cash bonus		45,000	75,000	—	—	—	—
RSU grant	5/20/08			2,250	—	—	100,710
Stock option award	5/20/08			—	15,750	44.76	189,945
Scott M. Fassbach
RSU grant	5/20/08			2,100	—	—	93.966
Stock option award	5/20/08			—	14,750	44.76	177,885
Richard A. Schwartz
RSU grant	5/20/08			2,350	—	—	105,186
Stock option award	5/20/08			—	16,500	44.76	205,219

(1)	Amounts set forth in these columns represent the maximum and target annual incentive compensation amounts that potentially could have been earned for fiscal 2009 as previously described in the Compensation Discussion & Analysis under the heading “Annual Incentive Compensation.” The amounts of annual cash incentive compensation earned for fiscal 2009 by our named executive officers have been determined and were paid in June 2009, and are included in the “Cash (Non-Equity) Incentive Plan Compensation” column of the Summary Compensation Table above.

(2)	In the case of Messrs. Felsenthal, Kirshbaum, Fassbach, and Schwartz, stock awards consist of RSUs that vest in one-quarter increments on March 31, 2009, 2010, 2011, and 2012. In the case of Mr. Musslewhite, stock awards consist of RSUs that vest fully on March 31, 2012. In the case of Mr. Williams, stock awards consist of 16,086 RSUs that vest in one-half increments on March 31, 2009 and March 31, 2010, and 10,724 RSUs that would vest in increments of up to 50% of the shares based on the Compensation Committee’s subjective determination after the end of each of the fiscal years ended March 31, 2009 and March 31, 2010 as to Mr. Williams’ performance during such fiscal year. All of the RSUs granted to the named executive officers in fiscal 2009 were made pursuant to the company’s 2005 Stock Incentive Plan.

(3)	Option awards consist of options to purchase shares of the company’s common stock that vest 25% per year beginning one year after the date of grant. All of the stock options granted to the named executive officers in fiscal 2009 were made pursuant to the company’s 2005 Stock Incentive Plan, except that the stock options granted to Mr. Fassbach and 12,375 of the stock options granted to Mr. Schwartz were made pursuant to the company’s 2006 Stock Incentive Plan.

(4)	The dollar values of stock and option awards, if any, disclosed in this column are equal to the grant date fair value computed in accordance with FAS 123(R), excluding assumptions for forfeitures. Assumptions used in the calculation of these amounts are included in Note 12 to our audited consolidated financial statements for the fiscal year ended March 31, 2009.

Employment Agreements and Arrangements

Frank J. Williams

Effective September 1, 2008, the company entered into an employment agreement with Mr. Williams for his employment as executive chairman. Mr. Williams’ employment agreement provides for an initial two-year term that will end on the later of August 31, 2010 or the date of the company’s 2010 annual meeting of stockholders, subject to renewal upon mutual agreement of the company and Mr. Williams. Pursuant to the terms of the agreement, Mr. Williams receives an annual salary of $400,000 during the first-year of the term and is eligible to participate in the company’s annual incentive compensation plan. It is presently anticipated that the terms for the second year of Mr. Williams’ employment as executive chairman will be determined by the Compensation Committee and Mr. Williams on or about September 1, 2009 based on the anticipated level of time commitment and performance objectives for such second year.

During his employment with us and for two years following the termination of his employment, Mr. Williams will be subject to certain non-solicitation and non-competition restrictions.

Robert W. Musslewhite

We entered into an employment agreement with Mr. Musslewhite in connection with his promotion from executive vice president to chief executive officer of the company, effective September 1, 2008. Mr. Musslewhite’s employment agreement has a four-year term that will renew automatically on an annual basis unless the company or Mr. Musslewhite provides at least one year’s notice of nonrenewal. Following a change of control, the term of the agreement will continue for the longer of the remainder of the initial four-year term or the first anniversary of the change of control, and will thereafter renew automatically on an annual basis unless the company or Mr. Musslewhite provides notice of nonrenewal no later than one year prior to the last day of the then-current term. The employment agreement provides for an initial annual salary of $500,000. Mr. Musslewhite is also entitled to receive awards under the company’s stock incentive plans at the discretion of the Board or the Compensation Committee.

During his employment with us and for two years following the termination of his employment, Mr. Musslewhite will be subject to certain non-solicitation and non-competition restrictions.

David L. Felsenthal

In connection with Mr. Felsenthal’s promotion to president of the company, the company and Mr. Felsenthal entered into an employment agreement effective as of September 1, 2008. Mr. Felsenthal’s employment agreement has a four-year term that will renew automatically on an annual basis unless the company or Mr. Felsenthal provides at least one year’s notice of nonrenewal. The employment agreement provides for an initial annual salary of $425,000. Mr. Felsenthal is also entitled to receive awards under the company’s stock incentive plans at the discretion of the Board or the Compensation Committee.

In October 2001, the company entered into an agreement with Mr. Felsenthal concerning exclusive services, confidential information, business opportunities, noncompetition, non-solicitation and work product, which was substantially similar to the terms of the agreements between the company and Messrs. Fassbach, Kirshbaum, and Schwartz described below. Mr. Felsenthal’s employment agreement amended that October 2001 agreement between the company and Mr. Felsenthal to provide that, during his employment with us and for two years following the termination of his employment, Mr. Felsenthal would be subject to certain non-solicitation and non-competition provisions without any payment in addition to those provided for in Mr. Felsenthal’s employment agreement in connection with the termination of his employment.

Outstanding Equity Awards at March 31, 2009

The following table sets forth information regarding the number of shares of unexercised stock options and the number of shares and the value of unvested RSUs held by the named executive officers at March 31, 2009.

						Stock Awards
		Option Awards				Number of	Market Value
		Number of Securities				Shares or	of Shares or
		Underlying Unexercised		Option	Option	Units of Stock	Units of Stock
		Options:		Exercise	Expiration	That Have Not	That Have Not
Name		Exercisable	Unexercisable	Price ($)	Date	Vested	Vested ($)(1)

Frank J. Williams		49,190	—	32.40	2/18/2013
		85,000	—	34.81	3/8/2014
		90,000	—	39.45	3/14/2012
	(2)	206,250	68,750	53.72	3/9/2013
	(3)					8,043	133,353
	(4)					10,724	177,804
Robert W. Musslewhite		2,000	—	34.44	12/30/2013
		12,000	—	35.06	11/23/2014
		6,000	—	39.45	3/14/2012
		7,000	—	40.50	5/3/2012
		12,250	—	51.56	3/6/2012
	(5)	—	12,250	51.56	3/6/2012
	(2)	12,075	4,025	53.72	3/9/2013
	(6)	24,869	74,605	44.76	5/20/2015
	(3)					575	9,534
	(7)					1,750	29,015
	(8)					6,702	111,119
David L. Felsenthal		17,000	—	19.00	11/12/2011
		16,000	—	32.40	2/18/2013
		27,000	—	34.81	3/8/2014
		27,000	—	39.45	3/14/2012
	(9)	—	30,000	51.56	3/6/2014
	(2)	23,625	7,875	53.72	3/9/2013
	(6)	14,507	43,519	44.76	5/20/2015
	(3)					1,125	18,653
	(10)					15,000	248,700
	(11)					5,026	83,331
Michael T. Kirshbaum		3,000	—	19.00	11/12/2011
		6,000	—	29.28	2/3/2013
		9,000	—	34.81	3/8/2014
		11,000	—	39.45	3/14/2012
		7,350	—	51.56	3/6/2012
	(5)	—	7,350	51.56	3/6/2014
	(2)	9,375	3,125	53.72	3/9/2013
	(6)	3,938	11,812	44.76	5/20/2015
	(12)					450	7,461
	(13)					1,050	17,409
	(11)					1,687	29,970
Scott M. Fassbach		11,500	—	39.45	3/14/2012
	(14)	12,075	4,025	51.56	3/6/2012
	(2)	8,050	8,050	53.72	3/9/2013
	(6)	3,688	11,062	44.76	5/20/2013
	(3)					575	9,534
	(15)					1,150	19,067
	(11)					1,575	26,114

						Stock Awards
		Option Awards				Number of	Market Value
		Number of Securities				Shares or	of Shares or
		Underlying Unexercised		Option	Option	Units of Stock	Units of Stock
		Options:		Exercise	Expiration	That Have Not	That Have Not
Name		Exercisable	Unexercisable	Price ($)	Date	Vested	Vested ($)(1)

Richard A. Schwartz		12,000	—	32.40	2/18/2013
		25,000	—	34.81	3/8/2014
		23,000	—	39.45	3/14/2012
	(2)	8,750	4,375	51.56	3/6/2012
	(16)	—	4,375	51.56	3/6/2014
	(2)	15,750	5,250	53.72	3/9/2013
	(17)	4,121	8,254	44.76	5/20/2013
	(18)	—	4,125	44.76	5/20/2015
	(3)					750	12,435
	(7)					1,250	20,725
	(11)					1,762	29,214

(1)	Based on the closing market price of $16.58 on March 31, 2009.

(2)	Unexercisable stock options vest on March 9, 2010.

(3)	Unvested RSUs vest on March 31, 2010.

(4)	Reflects 10,724 RSUs granted to Mr. Williams on May 20, 2008 that are subject to vesting in increments of up to 50% of the shares based on the Compensation Committee’s subjective determination after the end of each of the fiscal years ended March 31, 2009 and March 31, 2010 as to Mr. Williams’ performance during such fiscal year.

(5)	Unexercisable stock options vest in equal increments on March 6, 2010 and 2011.

(6)	Unexercisable stock options vest in equal increments on March 31, 2010, 2011, and 2012.

(7)	Unvested RSUs vest in equal increments on March 6, 2010 and 2011.

(8)	Unvested RSUs vest on March 31, 2012.

(9)	Unexercisable stock options vest on March 6, 2010.

(10)	Unvested RSUs vest on March 6, 2010.

(11)	Unvested RSUs vest in equal increments on March 31, 2010, 2011 and 2012.

(12)	Unvested RSUs vest on April 1, 2011.

(13)	Unvested RSUs vest in equal installments on March 6, 2010, 2011, 2012, and 2013.

(14)	Unexercisable stock options vest in equal increments on March 6, 2010 and 2011.

(15)	Unvested RSUs vest in equal increments on March 31, 2010 and 2011.

(16)	Unexercisable stock options vest on March 6, 2011.

(17)	Unexercisable stock options vest on March 31, 2010 and 2011.

(18)	Unexercisable stock options vest on March 31, 2012.

Option Exercises and Stock Vested in Fiscal 2009

The following table sets forth information regarding the number and value of stock options exercised and stock vested from RSUs for each named executive officer in fiscal 2009.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting

Frank J. Williams	—	$—	8,043	$133,353
Robert W. Musslewhite	—	—	875	12,460
Michael T. Kirshbaum	946	32,221	563	9,335
Scott M. Fassbach	—	—	1675	26,426
David L. Felsenthal	7,679	290,957	2,801	46,441
Richard A. Schwartz	—	—	2,713	43,519

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE OF CONTROL

The table and descriptions below reflect the amount of compensation that would become payable to each of the named executive officers under existing plans and arrangements if one of the events described in the table had occurred on March 31, 2009, given the named executive officer’s compensation as of such date and, if applicable, based on the amount of outstanding stock-based awards held by the named executive officer as of such date and the closing price for the company’s shares of common stock on that date. These benefits are in addition to benefits available prior to the occurrence of any termination of employment or change of control, including then-exercisable stock options, and benefits available generally to salaried employees, such as distributions under the company’s 401(k) plan. In addition, in connection with any actual termination of employment or change of control transaction, the company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described below, as the Board determines appropriate.

The actual amounts that would be paid upon a named executive officer’s termination of employment or in connection with a change of control can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the executive’s then current position and salary, the amount of stock-based awards held by the executive, and the company’s stock price.

Stock Incentive Plans

Stock options and RSUs held by our named executive officers are subject to the terms of the plans pursuant to which they were issued, including the applicable award agreements. Under the stock option award agreements under the company’s 2005 and 2006 Stock Incentive Plans, in the event of a change of control, the vesting of outstanding stock options would be accelerated if, within one year of the change of control, the named executive officer’s employment is terminated for any reason other than for cause or voluntary resignation by the named executive officer. In addition, the RSU award agreements under the 2005 and 2006 Stock Incentive Plans provide that, if after a change of control, the named executive officer incurs a termination of employment for any reason other than for cause or voluntary resignation, the RSU award shall be deemed to have become fully vested immediately prior to such termination of employment. A change of control under these award agreements generally includes the following events: (a) the acquisition of 50% of the securities of the company by an individual, entity, or group; (b) consummation of a merger, consolidation, or reorganization involving the company unless either the stockholders of the company immediately before such transaction own, directly or indirectly immediately following such transaction, at least 60% of the combined voting power of the company(ies) resulting from such transaction in substantially the same proportion as their ownership immediately before such transaction, or the stockholders immediately after such transaction include the company, a subsidiary of the company, or certain other permitted holders (as defined in the award agreements); and (c) approval by the company’s stockholders of a transfer of 50% or more of the assets of the company or a transfer of assets that during the current or either of the prior two fiscal years accounted for more than 50% of the company’s revenue or income, unless the person to which such transfer is made is either a subsidiary of the company, wholly-owned by all the stockholders of the company or wholly-owned by another permitted holder.

Individual Agreements

Frank J. Williams Employment Agreement

The employment agreement with Mr. Williams provides for the following severance benefits in the event Mr. Williams’ employment is terminated by the company without “cause” or by Mr. Williams for “good reason”: (i) a lump-sum payment equal to one and one-half times Mr. Williams’ then current annual base salary, (ii) all of Mr. Williams’ stock-based awards will automatically vest and become exercisable, and (iii) continued medical, dental, and vision care and life insurance benefits for a period of 18 months following Mr. Williams’ termination of employment. In addition, the employment agreement with Mr. Williams provides that he will be entitled to reimbursement for any excise taxes imposed under Sections 280G and 4999 of the Code as well as a gross-up payment equal to any income and excise taxes payable as a result of the reimbursement of the excise taxes unless it is determined that the portion of the payments that would be treated as “parachute payments” under Section 280G of the Code does not exceed $50,000, in which case no gross-up payment shall be made to Mr. Williams and the severance payment would be reduced so that the severance payment, benefits, or distributions are reduced to the applicable safe harbor amount. The employment agreement with Mr. Williams also provides for full vesting acceleration with respect to all stock-based held by Mr. Williams as of the date of termination of his employment with the company due to his death or disability. In the event of a change of control of the company, Mr. Williams’ employment agreement only provides benefits upon a so-called “double trigger.” This means that severance benefits are triggered only when Mr. Williams is involuntarily terminated by the company without cause or Mr. Williams terminates employment for “good reason” after the change of control.

For purposes of Mr. Williams’ employment agreement:

•	the term “cause” means: any willful act or willful omission (other than as a result of disability) that represents a breach of any of the terms of his employment agreement to the material detriment of the company; conviction of, or plea of nolo contendere to, a felony (other than a traffic infraction); or the commission of a material act of fraud, theft, or dishonesty against the company;

•	the term “good reason” means, without Mr. Williams’ written consent: a reduction of Mr. Williams’ base salary except as contemplated by the agreement based on the anticipated level of Mr. Williams’ time commitment to the company; in the event of a change of control, Mr. Williams is no longer serving on the Board of Directors or similar governing body of the successor to the company’s business or assets, except in each case on account of removal for cause pursuant to a vote of the stockholders of the company or due to Mr. Williams’ resignation from, or refusal to stand for reelection to, the Board of Directors; or any material breach by the company of any of the material terms of the agreement; and

•	the term “change of control” generally means: certain acquisitions by any person or group of 50% or more of the company’s voting securities; approval by stockholders of a merger with a third party unless the company’s stockholders hold at least 60% of the voting power of the securities of the resulting company; approval by the company’s stockholders of a sale of a majority of the company’s assets to a third party; or approval by the company’s stockholders of a complete liquidation or dissolution of the company.

Robert W. Musslewhite Employment Agreement

The employment agreement with Mr. Musslewhite provides for the following severance benefits in the event Mr. Musslewhite’s employment is terminated by the company without “cause” or by Mr. Musslewhite for “good reason”: (i) a lump-sum payment equal to two times Mr. Musslewhite’s then current annual base salary, (ii) all stock-based made to Mr. Musslewhite on May 20, 2008 and any subsequent stock-based will automatically vest and become exercisable to the extent they would have vested on or prior to the first anniversary of the termination date, except that any stock-based granted on or after May 20, 2008 that cliff-vests shall become vested pro rata based on the total vesting period of such awards and the period commencing on the grant date of such awards and the first anniversary of the termination date, and (iii) continued medical, dental, and vision care and life insurance benefits for a period of 18 months following Mr. Musslewhite’s termination of employment. In addition, the employment agreement with Mr. Musslewhite provides that he will be entitled to reimbursement for any excise taxes imposed under Sections 280G and 4999 of the Code as well as a gross-up payment equal to any income and excise taxes payable as a result of the reimbursement of the excise taxes unless it is determined that the portion of the payments that would be treated as “parachute payments” under Section 280G of the Code does not exceed $50,000, in which case no gross-up payment shall be made to Mr. Musslewhite and the severance payment would be reduced so that the severance payment, benefits, or distributions are reduced to the applicable safe harbor amount. The employment agreement with Mr. Musslewhite also provides for full vesting acceleration with respect to all stock-based held by Mr. Musslewhite as of the date of termination of his employment with the company due to his death or disability. In the event of a change of control of the company, Mr. Musslewhite’s employment agreement only provides benefits upon a so-called “double trigger.” This means that severance benefits are triggered only when Mr. Musslewhite is involuntarily terminated by the company without cause or Mr. Musslewhite terminates employment for “good reason” after the change of control. The term “change of control” in Mr. Musslewhite’s agreement has the same meaning as set forth in Mr. Williams’ employment agreement.

For purposes of Mr. Musslewhite’s employment agreement:

•	the term “cause” means: any willful act or willful omission (other than as a result of disability) that represents a breach of any of the terms of his employment agreement to the material detriment of the company; conviction of, or plea of nolo contendere to, a felony (other than a traffic infraction); or the commission of a material act of fraud, theft, or dishonesty against the company; and nonrenewal of the term of Mr. Musslewhite’s employment agreement does not constitute a termination without cause, except that notice of nonrenewal by the company constitutes a termination without cause if the notice of nonrenewal is provided to Mr. Musslewhite in connection with a change of control of the company; and

•	the term “good reason” means, without Mr. Musslewhite’s written consent: a reduction of Mr. Musslewhite’s base salary or annual incentive bonus target below his initial annual incentive bonus target; Mr. Musslewhite is no longer the chief executive officer of the company or, in the event of a change of control, the successor to the company’s business or assets; Mr. Musslewhite is no longer serving on the Board or, in the event of a change of control, the board of directors or similar governing body of the successor to the company’s business or assets, except in each case on account of removal for cause pursuant to a vote of the stockholders of the company or due to Mr. Musslewhite’s resignation from, or refusal to stand for reelection to, the Board of Directors; any material breach by the company of any of the material terms of the agreement; or, during the one-year period following a change of control, Mr. Musslewhite is required to relocate his place of employment to a location that is more than 35 miles from the location of the company’s headquarters.

David L. Felsenthal Employment Agreement

The employment agreement with Mr. Felsenthal provides for the following severance benefits in the event Mr. Felsenthal’s employment is terminated by the company without “cause” or by Mr. Felsenthal for “good reason”: (i) a lump-sum payment equal to two times Mr. Felsenthal’s then current annual base salary, (ii) all of Mr. Felsenthal’s stock-based will automatically vest and become exercisable, and (iii) continued medical, dental, and vision care and life insurance benefits for a period of 18 months following Mr. Felsenthal’s termination of employment. In addition, the employment agreement with Mr. Felsenthal provides that he will be entitled to reimbursement for any excise taxes imposed under Sections 280G and 4999 of the Code as well as a gross-up payment equal to any income and excise taxes payable as a result of the reimbursement of the excise taxes unless it is determined that the portion of the payments that would be treated as “parachute payments” under Section 280G of the Code does not exceed $50,000, in which case no gross-up payment shall be made to Mr. Felsenthal and the severance payment would be reduced so that the severance payment, benefits, or distributions are reduced to the applicable safe harbor amount. The employment agreement with Mr. Felsenthal also provides for full vesting acceleration with respect to all stock-based held by Mr. Felsenthal as of the date of termination of his employment with the company due to his death or disability. In the event of a change of control of the company, Mr. Felsenthal’s employment agreement only provides benefits upon a so-called “double trigger.” This means that severance benefits are triggered only when Mr. Felsenthal is involuntarily terminated by the company without cause or Mr. Felsenthal terminates employment for “good reason” after the change of control. The term “change of control” in Mr. Felsenthal’s agreement has the same meaning as set forth in Mr. Williams’ employment agreement.

For purposes of Mr. Felsenthal’s employment agreement:

•	the term “cause” means: any willful act or willful omission (other than as a result of disability) that represents a breach of any of the terms of his employment agreement to the material detriment of the company; conviction of, or plea of nolo contendere to, a felony (other than a traffic infraction); or the commission of a material act of fraud, theft, or dishonesty against the company; and nonrenewal of the term of the employment agreement by the company constitutes a termination without cause, effective as of the last day of the then-current term; and

•	the term “good reason” means, without Mr. Felsenthal’s written consent: a reduction of Mr. Felsenthal’s base salary or annual incentive bonus target below his initial annual incentive bonus target; Mr. Felsenthal is no longer the president of the company or, in the event of a change of control, the successor to the company’s business or assets; Mr. Felsenthal is no longer reporting directly to the chief executive officer of the company or, in the event of a change of control, the successor to the company’s business or assets; if Mr. Felsenthal serves on the Board of Directors of the company during the term of the employment agreement and then is no longer serving on the Board of Directors of the company or, in the event of a change of control, the board of directors or similar governing body of the successor to the company’s business or assets, except in each case on account of removal for cause pursuant to a vote of the stockholders of the company or due to Mr. Felsenthal’s resignation from, or refusal to stand for reelection to, the Board of Directors; any material breach by the company of any of the material terms of the agreement; or, during the one-year period following a change of control, Mr. Felsenthal is required to relocate his place of employment to a location that is more than 35 miles from the location of the company’s headquarters.

Agreements with Messrs. Fassbach, Kirshbaum, and Schwartz

Messrs. Fassbach, Kirshbaum, and Schwartz are parties to agreements with us concerning exclusive services, confidential information, business opportunities, noncompetition, non-solicitation and work product. These agreements prohibit those individuals from competing with us or soliciting our employees during their tenure as employees or members of our Board, as the case may be, and, if the individual is terminated for cause or resigns, for a period of three years thereafter. These agreements also provide that they will not disclose any of our confidential or proprietary information. If their employment is terminated by us without cause, we may require them not to compete for up to two one-year periods, provided that we pay such officer 125% of his then annual base salary for each such one-year period. The payments are not reflected in the table below because they are provided only if the company elects to invoke the non-compete terms.

		Before Change of	After Change of Control
		Control		Termination
		Termination Without	No	Without Cause or
Name/Benefit	Death/Disability	Cause or for Good Reason	Termination	for Good Reason

Frank J. Williams
Termination payment	N/A	$600,000	$—	$600,000
Vesting of Stock Options (1)	—	—	—	—
Vesting of RSUs (2)	$222,225	222,225	—	222,225
Health and welfare benefits	N/A	6,975	—	6,975
Excise tax and gross-up payment (3)	N/A	N/A	N/A	—
Robert W. Musslewhite
Termination payment	N/A	1,000,000	—	1,000,000
Vesting of Stock Options (1)	—	—	—	—
Vesting of RSUs (2)	149,668	27,780	—	149,668
Health and welfare benefits	—	3,321	—	3,321
Excise tax and gross-up payment (3)	N/A	N/A	N/A	—
David L. Felsenthal
Termination payment	N/A	850,000	—	850,000
Vesting of Stock Options (1)	—	—	—	—
Vesting of RSUs (2)	350,685	350,684	—	350,684
Health and welfare benefits	—	6,975	—	6,975
Excise tax and gross-up payment (3)	N/A	N/A	N/A	—
Michael T. Kirshbaum
Termination payment	N/A	N/A	N/A	—
Vesting of Stock Options (1)	—	—	—	—
Vesting of RSUs (2)	52,840	—	—	52,840
Scott M. Fassbach
Termination payment	N/A	N/A	N/A	—
Vesting of Stock Options (1)	—	—	—	—
Vesting of RSUs (2)	54,714	—	—	54,714
Richard A. Schwartz
Termination payment	N/A	N/A	N/A	—
Vesting of Stock Options (1)	—	—	—	—
Vesting of RSUs (2)	62,374	—	—	62,374

(1)	These amounts are calculated assuming that the market price per share of the company’s common stock on the date of termination of employment was equal to the closing price of the company’s common stock as of March 31, 2009 ($16.58) and are based upon the difference between $16.58 and the exercise price of the stock options held by the named executive officer.

(2)	These amounts are calculated assuming that the market price per share of the company’s common stock on the date of termination of employment was equal to the closing price of the company’s common stock on March 31, 2009 ($16.58).

(3)	For purposes of computing the excise tax and gross-up payments, base amount calculations are based on taxable wages for the years 2004 through 2008.

SECURITY OWNERSHIP

The following table presents, as of July 17, 2009 (except as otherwise indicated below), certain information based upon the company’s records and filings with the SEC regarding the beneficial ownership of the company’s common stock by the following persons:

•	each person known to the company to own beneficially more than 5% of the common stock;

•	each director and director nominee to the Board of Directors;

•	each executive officer named in the Summary Compensation Table following the Compensation Discussion and Analysis section of this proxy statement; and

•	all directors and executive officers of the company as a group.

As of July 17, 2009, there were 15,521,667 shares outstanding.

The following beneficial ownership information has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, beneficial ownership of a class of capital stock as of any date includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power as of such date and also any shares as to which a person has the right to acquire such voting or investment power as of or within 60 days after such date through the exercise of any stock option, warrant or other right or the vesting of any RSU, without regard to whether such right expires before the end of such 60-day period or continues thereafter. If two or more persons share voting power or investment power with respect to specific securities, all of such persons may be deemed to be the beneficial owners of such securities. Information with respect to persons other than the holders listed in the table below that share beneficial ownership with respect to the securities shown is presented following the table:

	Amount and Nature of
	Beneficial Ownership		Total Equity Stake
Name of Beneficial Owner	Number	Percent	Number	Percent

Frank J. Williams	448,847	2.9%	531,002	3.4%
Robert W. Musslewhite	80,517	*	180,424	1.0
Marc N. Casper	100,416	*	100,416	*
Peter J. Grua	45,000	*	45,000	*
Kelt Kindick	170,000	1.0	170,000	1.0
Mark R. Neaman	80,416	*	80,416	*
Leon D. Shapiro	50,416	*	60,416	*
LeAnne M. Zumwalt	95,416	*	95,416	*
Scott M. Fassbach	37,470	*	63,907	*
David L. Felsenthal	136,737	*	239,282	1.5
Michael T. Kirshbaum	53,960	*	79,434	*
Richard A. Schwartz	89,506	*	119,647	*
Morgan Stanley	2,012,316	13.0	2,012,316	13.0
T. Rowe Price Associates, Inc.	1,483,550	9.6	1,483,550	9.6
TimesSquare Capital Management, LLC	1,520,312	9.8	1,520,312	9.8
Royce & Associates, LLC	839,479	5.4	839,479	5.4
BlackRock, Inc	797,573	5.1	797,573	5.1
All directors and executive officers as a group (14 people)	1,460,873	9.4	1,840,557	11.9

*	Indicates ownership of less than 1%.

The percentage of beneficial ownership as to any person as of July 17, 2009 is calculated by dividing the number of shares beneficially owned by such person (except as otherwise indicated below), which includes the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after such date, by the sum of the number of shares outstanding as of July 17, 2009 plus the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after such date. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, the company believes that the beneficial owners of the company’s common stock listed in the table have sole voting and investment power with respect to the shares shown. The Total Equity Stake column indicates the number of shares owned assuming the exercise of all options and vesting of RSUs, whether vested or unvested, without regard to whether or not the options are exercisable or the RSUs vest within 60 days of July 17, 2009. The address of all current directors and named executive officers is The Advisory Board Company, 2445 M Street, NW, Washington, D.C. 20037.

The shares of common stock shown as beneficially owned by the following directors and executive officers includes shares of common stock that the beneficial owner has the right to purchase as of or within 60 days of July 17, 2009 pursuant to either the exercise of stock options or upon the vesting of RSUs: Mr. Williams, 435,802 shares; Mr. Musslewhite, 77,919 shares; Mr. Casper, 100,416 shares; Mr. Grua, 45,000 shares; Mr. Kindick, 170,000 shares; Mr. Neaman, 80,416 shares; Mr. Shapiro, 70,416 shares; Ms. Zumwalt, 95,416 shares; Mr. Fassbach, 35,313 shares; Mr. Felsenthal, 125,132 shares; Mr. Kirshbaum, 52,063 shares; and Mr. Schwartz, 88,621 shares.

The information concerning Morgan Stanley is based on a Schedule 13G/A filed with the SEC on February 17, 2009, in which the reporting person reports that, as of December 31, 2008, it had sole voting power with respect to 1,831,060 of the shares shown and sole dispositive power with respect to 2,012,316 shares of the shares shown. The address of Morgan Stanley is 1585 Broadway, New York, NY 10036.

The information concerning T. Rowe Price Associates, Inc. is based on a Schedule 13G/A filed with the SEC on February 11, 2009, in which the reporting person reports that, as of December 31, 2008, it had sole voting power with respect to 366,810 of the shares shown and sole dispositive power with respect to 1,483,550 shares of the shares shown, and no shared voting power and shared dispositive power with respect to any of the shares shown. The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, MD 21202.

The information concerning Times Square Capital Management, LLC is based on a Schedule 13G/A filed with the SEC on February 9, 2009, in which the reporting person reports that, as of December 31, 2008, it had sole voting power with respect to 1,363,962 of the shares shown and sole dispositive power with respect to 1,520,312 shares of the shares shown. The address of Times Square Capital Management, LLC is Four Times Square, 25th Floor, New York, NY 10036.

The information concerning Royce & Associates, LLC is based on a Schedule 13G/A filed with the SEC on January 23, 2009, in which the reporting person reports that, as of December 31, 2008, it had sole voting and dispositive power with respect to 839,479 of the shares shown. The address of Royce & Associates, LLC is 1414 Avenue of the Americas, New York, NY 10019.

The information concerning BlackRock, Inc is based on a Schedule 13G/A filed with the SEC on February 10, 2009, in which the reporting person reports that, as of January 30, 2009, it had shared voting and dispositive power with respect to 797,573 of the shares shown. The address of BlackRock, Inc is 40 East 52nd Street, New York, NY 10022.

The shares of common stock shown as beneficially owned by all directors and executive officers as a group include a total of 1,460,873 shares of common stock that they have the right to purchase or that will vest as of or within 60 days after July 17, 2009 pursuant to the exercise of stock options or upon the vesting of RSUs.

NEXT ANNUAL MEETING AND STOCKHOLDER PROPOSALS

Proposals of stockholders intended for inclusion in the company’s proxy statement to be furnished to all stockholders entitled to vote at our 2010 annual meeting of stockholders, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 promulgated by the SEC, must be received by us at our principal executive offices no later than March 29, 2010. Under our bylaws, any stockholder who wishes to bring a proposal before our 2010 annual meeting of stockholders, must provide written notice to our corporate secretary at our principal executive offices not later than June 13, 2010 nor earlier than May 14, 2010, and must satisfy the requirements of our bylaws. If a stockholder making such a proposal does not also satisfy the requirements of Rule 14a-4(c) under the Securities Exchange Act of 1934, we may exercise discretionary voting authority over proxies we solicit in determining how to vote on the proposal. If a stockholder makes a timely notification, the proxies my still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and 10% stockholders to file forms with the SEC to report their beneficial ownership of our stock and any changes in beneficial ownership. Anyone required to file forms with the SEC must also send copies of the forms to us. We have reviewed all forms provided to us. Based on that review and on written information given to us by our executive officers and directors, we believe that all Section 16(a) filing requirements were met during fiscal 2009 except the Form 4 relating to Mr. Williams’ May 20, 2008 award of RSUs was filed on May 23, 2008 due to an administrative delay.

OTHER MATTERS

Aside from the matters described in this proxy statement, the Board of Directors knows of no other matters to be presented at the annual meeting. If any other matter should be presented at the annual meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

Whether or not you plan to attend the meeting, please complete, sign, date and promptly return the accompanying proxy card in the enclosed postage prepaid envelope.

By Order of the Board of Directors,

Robert W. Musslewhite
Chief Executive Officer

Washington, D.C.
July 27, 2009

APPENDIX A

THE ADVISORY BOARD COMPANY
2009 STOCK INCENTIVE PLAN

1.	Purpose

The purpose of The Advisory Board Company 2009 Stock Incentive Plan (the “Plan”) is to enable The Advisory Board Company, a Delaware corporation and its Subsidiaries (collectively, the “Company”), to attract, retain and motivate Nonemployee Directors, officers, employees and service providers, and to further align the interests of such persons with those of Company stockholders by providing for or increasing the proprietary interest of such persons in the Company. The Plan supersedes the Company’s 2006 Stock Incentive Plan with respect to future awards, and provides for the grant of Incentive and Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock and Restricted Stock Units, any of which may be performance-based, and for Incentive Bonuses, which may be paid in cash or stock or a combination thereof, as determined by the Administrator.

2.	Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Administrator” means the Administrator of the Plan in accordance with Section 18.

(b) “Award” means an Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or Incentive Bonus granted to a Participant pursuant to the provisions of the Plan, any of which the Administrator may structure to qualify in whole or in part as a Performance Award.

(c) “Award Agreement” means a written agreement or other instrument as may be approved from time to time by the Administrator implementing the grant of each Award. An Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Administrator.

(d) “Board” means the board of directors of the Company.

(e) “change of control” when used in the Plan or any Award granted under the Plan, shall have the meaning specified by the Administrator in the terms of an Award Agreement or otherwise but shall be defined to mean only the occurrence or consummation of a change of control transaction or event and shall not consist solely of the announcement of or stockholder approval of any such transaction or event.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issues thereunder.

(g) “Fair Market Value” means, as of any date, the official closing price per share at which the Shares are sold in the regular way on the NASDAQ Global Select Market or, if no Shares are traded on the NASDAQ Global Select Market on the date in question, then for the next preceding date for which Shares are traded on the NASDAQ Global Select Market or, if the Shares are at any time no longer traded on the NASDAQ Global Select Market, the closing price per share at which the Shares are sold on such other exchange, listing, quotation or similar service, or if no such closing price is available, such other method, consistent with Section 409A of the Code, as the Administrator may determine.

(h) “Incentive Bonus” means a bonus opportunity awarded under Section 9 pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such performance criteria as are specified in the Award Agreement.

(i) “Incentive Stock Option” means a stock option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(j) “Nonemployee Director” means each person who is, or is elected to be, a member of the Board and who is not an employee of the Company or any Subsidiary.

(k) “Nonqualified Stock Option” means a stock option that is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(l) “Option” means an Incentive Stock Option and/or a Nonqualified Stock Option granted pursuant to Section 6 of the Plan.

(m) “Participant” means any individual described in Section 3 to whom Awards have been granted from time to time by the Administrator and any authorized transferee of such individual.

(n) “Performance Award” means an Award, the grant, issuance, retention, vesting or settlement of which is subject to satisfaction of one or more Qualifying Performance Criteria established pursuant to Section 13.

(o) “Plan” means The Advisory Board Company 2009 Stock Incentive Plan as set forth herein and as amended from time to time.

(p) “Prior Plan” mean The Advisory Board Company 2006 Stock Incentive Plan.

(q) “Qualifying Performance Criteria” has the meaning set forth in Section 13(b). As used in Section 13(b), the term “contract value” means the aggregate annualized revenue attributed to all agreements in effect at a given date without regard to the remaining duration of any such agreement, and the term “client renewal rate” means the percentage of member institutions renewed, adjusted to reflect reductions in member institutions resulting from mergers and acquisitions of members.

(r) “Restricted Stock” means Shares granted pursuant to Section 8 of the Plan.

(s) “Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 8 pursuant to which Shares or cash in lieu thereof may be issued in the future.

(t) “Retirement” has the meaning specified by the Administrator in the terms of an Award Agreement or, in the absence of any such term, for Participants other than Nonemployee Directors shall mean retirement from active employment with the Company and its Subsidiaries at or after age 65. The determination of the Administrator as to an individual’s Retirement shall be conclusive on all parties.

(u) “Share” means a share of the Company’s common stock, par value $.01, subject to adjustment as provided in Section 12.

(v) “Stock Appreciation Right” means a right granted pursuant to Section 7 of the Plan that entitles the Participant to receive, in cash or Shares or a combination thereof, as determined by the Administrator, value equal to or otherwise based on the excess of (i) the market price of a specified number of Shares at the time of exercise over (ii) the exercise price of the right, as established by the Administrator on the date of grant.

(w) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company where each of the corporations in the unbroken chain other than the last corporation owns stock possessing at least 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, and if specifically determined by the Administrator in the context other than with respect to Incentive Stock Options, may include an entity in which the Company has a significant ownership interest or that is directly or indirectly controlled by the Company.

(x) “Termination of Employment” means ceasing to serve as a full-time employee of the Company and its Subsidiaries or, with respect to a Nonemployee Director or other service provider, ceasing to serve as such for the Company, except that with respect to all or any Awards held by a Participant (i) the Administrator may determine, subject to Section 6(d), that an approved leave of absence or approved employment on a less than full-time basis is not considered a Termination of Employment, (ii) the Administrator may determine that a transition of employment to service with a partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Company or a Subsidiary is a party is not considered a Termination of Employment, (iii) service as a member of the Board or other service provider shall constitute continued employment with respect to Awards granted to a Participant while he or she served as an employee and (iv) service as an employee of the Company or a Subsidiary shall constitute continued employment with respect to Awards granted to a Participant while he or she served as a member of the Board or other service provider. The Administrator shall determine whether any corporate transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in a Termination of Employment with the Company and its Subsidiaries for purposes of any affected Participant’s Options, and the Administrator’s decision shall be final and binding.

(y) “Total and Permanent Disablement” has the meaning specified by the Administrator in the terms of an Award Agreement or, in the absence of any such term or in the case of an Option intending to qualify as an Incentive Stock Option, the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. The determination of the Administrator as to an individual’s Total and Permanent Disablement shall be conclusive on all parties.

3.	Eligibility

Any person who is a current or prospective officer or employee (within the meaning of Section 5635(c) of the NASDAQ Stock Market Listing Requirements) of the Company or of any Subsidiary shall be eligible for selection by the Administrator for the grant of Awards hereunder. In addition, Nonemployee Directors and any other service providers who have been retained to provide consulting, advisory or other services to the Company or to any Subsidiary shall be eligible for the grant of Awards hereunder as determined by the Administrator. Options intending to qualify as Incentive Stock Options may only be granted to employees of the Company or any Subsidiary within the meaning of the Code, as selected by the Administrator. For purposes of this Plan, the Chairman of the Board’s status as an employee shall be determined by the Administrator.

4.	Effective Date and Termination of Plan

This Plan was adopted by the Board as of June 22, 2009, and it will become effective (the “Effective Date”) when it is approved by the Company’s stockholders. All Awards granted under this Plan are subject to, and may not be exercised before, the approval of this Plan by the affirmative vote of the holders of a majority of the outstanding Shares present, or represented by proxy, and entitled to vote, at a meeting of the Company’s stockholders or by written consent in accordance with the laws of the State of Delaware; provided that if such approval by the stockholders of the Company does not occur within one year of the date that this Plan was adopted by the Board, all Awards previously granted under this Plan shall be void. The Plan shall remain available for the grant of Awards until the tenth (10th) anniversary of the Effective Date. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted and then in effect.

5.	Shares Subject to the Plan and to Awards

(a) Aggregate Limits.  The aggregate number of Shares issuable pursuant to all Awards shall not exceed 1,055,000, plus (i) any Shares that were authorized for issuance under the Prior Plan that, as of June 26, 2009, remain available for issuance under the Prior Plan (not including any Shares that are subject to, as of June 26, 2009, outstanding awards under the Prior Plan or any Shares that prior to June 26, 2009 were issued pursuant to awards granted under the Prior Plan) and (ii) any Shares subject to outstanding awards under the Prior Plan as of June 26, 2009 that on or after such date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares); provided that any Shares granted under Options or Stock Appreciation Rights shall be counted against this limit on a one-for-one basis and any Shares granted as Awards other than Options or Stock Appreciation Rights shall be counted against this limit as two and one one-hundredths (2.01) Shares for every one (1) Share subject to such Award. The aggregate number of Shares available for grant under this Plan and the number of Shares subject to outstanding Awards shall be subject to adjustment as provided in Section 12. The Shares issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market.

(b) Issuance of Shares.  For purposes of Section 5(a), the aggregate number of Shares issued under this Plan at any time shall equal only the number of Shares actually issued upon exercise or settlement of an Award. Notwithstanding the foregoing, Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares are: (i) Shares that were subject to a stock-settled Stock Appreciation Right and were not issued upon the net settlement or net exercise of such Stock Appreciation Right, (ii) Shares used to pay the exercise price of an Option, (iii) Shares delivered to or withheld by the Company to pay the withholding taxes related to an Award, or (iv) Shares repurchased on the open market with the proceeds of an Option exercise. Shares subject to Awards that have been canceled, expired, forfeited or otherwise not issued under an Award and Shares subject to Awards settled in cash shall not count as Shares issued under this Plan. Any Shares that again become available for grant pursuant to Section 5(a) or this Section 5(b) shall be added back as one (1) Share if such shares were subject to Options or Stock Appreciation Rights granted under the Plan, and as two and one one-hundredths (2.01) Shares if such shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan.

(c) Tax Code Limits.  The aggregate number of Shares subject to Awards granted under this Plan during any calendar year to any one Participant shall not exceed 500,000, which number shall be calculated and adjusted pursuant to Section 12 only to the extent that such calculation or adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code but which number shall not count any tandem SARs (as defined in Section 7). The aggregate number of Shares that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan shall not exceed 1,055,000, which number shall be calculated and adjusted pursuant to Section 12 only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Section 422 of the Code. The maximum amount payable pursuant to that portion of an Incentive Bonus granted in any calendar year to any Participant under this Plan that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall not exceed five million dollars ($5,000,000).

(d) Director Awards.  The aggregate number of Shares subject to Options and Stock Appreciation Rights granted under this Plan during any calendar year to any one Nonemployee Director shall not exceed 30,000, and the aggregate number of Shares issued or issuable under all Awards granted under this Plan other than Options or Stock Appreciation Rights during any calendar year to any one Nonemployee Director shall not exceed 15,000; provided, however, that in the calendar year in which a Nonemployee Director first joins the Board of Directors or is first designated as Chairman of the Board of Directors or Lead Director, the maximum number of shares subject to Awards granted to the Participant may be up to two hundred percent (200%) of the number of shares set forth in the foregoing limits and the foregoing limits shall not count any tandem SARs (as defined in Section 7).

(e) Awards to Service Providers.  The aggregate number of Shares issued under this Plan pursuant to all Awards granted to service providers shall not exceed 100,000.

(f) Assumed Awards of Acquired Corporations.  In the event that the Company acquires another corporation and assumes outstanding equity awards of such acquired corporation, the number of Shares authorized for issuance under this Plan shall be increased to the extent necessary to satisfy such assumed equity awards (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) and such Shares shall not reduce the Shares otherwise authorized for issuance under the Plan.

(g) Awards of Acquired Corporations.  In the event that a corporation acquired by the Company, or with which the Company combines, has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees, directors or consultants of the Company immediately before such acquisition or combination.

6.	Options

(a) Option Awards.  Options may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. No Participant shall have any rights as a stockholder with respect to any Shares subject to Option hereunder until said Shares have been issued. Each Option shall be evidenced by an Award Agreement. Options granted pursuant to the Plan need not be identical but each Option must contain and be subject to the terms and conditions set forth below.

(b) Price.  The Administrator will establish the exercise price per Share under each Option, which, in no event will be less than the Fair Market Value of the Shares on the date of grant; provided, however, that the exercise price per Share with respect to an Option that is granted in connection with a merger or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity may be less than 100% of the market price of the Shares on the date such Option is granted if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition. The exercise price of any Option may be paid in Shares, cash or a combination thereof, as determined by the Administrator, including an irrevocable commitment by a broker to pay over such amount from a sale of the Shares issuable under an Option, the delivery of previously owned Shares and withholding of Shares otherwise deliverable upon exercise.

(c) No Repricing without Stockholder Approval.  Other than in connection with a change in the Company’s capitalization (as described in Section 12), at any time when the exercise price of an Option is above the Fair Market Value of a Share, the Company shall not, without stockholder approval, reduce the exercise price of such Option and shall not exchange such Option for cash or a new Award with a lower (or no) exercise price.

(d) Provisions Applicable to Options.  The date on which Options become exercisable shall be determined at the sole discretion of the Administrator and set forth in an Award Agreement. Unless provided otherwise in the applicable Award Agreement, to the extent that the Administrator determines that an approved leave of absence or employment on a less than full-time basis is not a Termination of Employment, the vesting period and/or exercisability of an Option shall be adjusted by the Administrator during or to reflect the effects of any period during which the Participant is on an approved leave of absence or is employed on a less than full-time basis.

(e) Term of Options and Termination of Employment:  The Administrator shall establish the term of each Option, which in no case shall exceed a period of five (5) years from the date of grant. Unless an Option earlier expires upon the expiration date established pursuant to the foregoing sentence, upon the termination of the Participant’s employment, his or her rights to exercise an Option then held shall be only as follows, unless the Administrator specifies otherwise:

(1) Death.  Upon the death of a Participant while in the employ of the Company or any Subsidiary or while serving as a member of the Board, all of the Participant’s Options then held shall be exercisable by his or her estate, heir or beneficiary at any time during the one (1) year period commencing on the date of death. Any and all of the deceased Participant’s Options that are not exercised during the one (1) year commencing on the date of death shall terminate as of the end of such one (1) year period.

If a Participant should die within thirty (30) days of his or her Termination of Employment with the Company and its Subsidiaries, an Option shall be exercisable by his or her estate, heir or beneficiary at any time during the one (1) year period commencing on the date of termination, but only to the extent of the number of Shares as to which such Option was exercisable as of the date of such termination. Any and all of the deceased Participant’s Options that are not exercised during the one (1) year period commencing on the date of termination shall terminate as of the end of such one (1) year period. A Participant’s estate shall mean his or her legal representative or other person who so acquires the right to exercise the Option by bequest or inheritance or by reason of the death of the Participant.

(2) Total and Permanent Disablement.  Upon Termination of Employment as a result of the Total and Permanent Disablement of any Participant, all of the Participant’s Options then held shall be exercisable during the one (1) year period commencing on the date of termination. Any and all Options that are not exercised during the one (1) year period commencing on the date of termination shall terminate as of the end of such one (1) year period.

(3) Retirement.  Upon Retirement of a Participant, the Participant’s Options then held shall be exercisable during the one (1) year period commencing on the date of Retirement. The number of Shares with respect to which the Options shall be exercisable shall equal the total number of Shares that were exercisable under the Participant’s Option on the date of his or her Retirement. Any and all Options that are not exercised during the one (1) year period commencing on the date of termination shall terminate as of the end of such one (1) year period.

(4) Other Reasons.  Upon the date of a termination of a Participant’s employment for any reason other than those stated above in Sections 6(e)(1), (e)(2) and (e)(3) or as described in Section 15, (A) to the extent that any Option is not exercisable as of such termination date, such portion of the Option shall remain unexercisable and shall terminate as of such date, and (B) to the extent that any Option is exercisable as of such termination date, such portion of the Option shall expire on the earlier of (i) ninety (90) days following such date and (ii) the expiration date of such Option.

(f) Incentive Stock Options.  Notwithstanding anything to the contrary in this Section 6, in the case of the grant of an Option intending to qualify as an Incentive Stock Option: (i) if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company, the exercise price of such Option must be at least 110 percent of the Fair Market Value of the Shares on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant, and (ii) Termination of Employment will occur when the person to whom an Award was granted ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its Subsidiaries. Notwithstanding anything in this Section 6 to the contrary, options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Nonqualified Stock Options) to the extent that either (a) the aggregate Fair Market Value of Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (b) such Options otherwise remain exercisable but are not exercised within three (3) months of Termination of Employment (or such other period of time provided in Section 422 of the Code).

7.	Stock Appreciation Rights

Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”) and may, but need not, relate to a specific Option granted under Section 6. The provisions of Stock Appreciation Rights need not be the same with respect to each grant or each recipient. Any Stock Appreciation Right granted in tandem with an Award may be granted at the same time such Award is granted or at any time thereafter before exercise or expiration of such Award. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 6 and all tandem SARs shall have the same exercise price, vesting, exercisability, forfeiture and termination provisions as the Award to which they relate. Subject to the provisions of Section 6 and the immediately preceding sentence, the Administrator may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Shares, cash or a combination thereof, as determined by the Administrator and set forth in the applicable Award Agreement. Other than in connection with a change in the Company’s capitalization (as described in Section 12), at any time when the exercise price of a Stock Appreciation Right is above the Fair Market Value of a Share, the Company shall not, without stockholder approval, reduce the exercise price of such Stock Appreciation Right and shall not exchange such Stock Appreciation Right for cash or a new Award with a lower (or no) exercise price.

8.	Restricted Stock and Restricted Stock Units

(a) Restricted Stock and Restricted Stock Unit Awards.  Restricted Stock and Restricted Stock Units may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. Restricted Stock is an award or issuance of Shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate. Restricted Stock Units are Awards denominated in units of Shares under which the issuance of Shares is subject to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Unless determined otherwise by the Administrator, each Restricted Stock Unit will be equal to one Share and will entitle a Participant to either the issuance of Shares or payment of an amount of cash determined with reference to the value of Shares. To the extent determined by the Administrator, Restricted Stock and Restricted Stock Units may be satisfied or settled in Shares, cash or a combination thereof. Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but each grant of Restricted Stock and Restricted Stock Units must contain and be subject to the terms and conditions set forth below.

(b) Contents of Agreement.  Each Award Agreement shall contain provisions regarding (i) the number of Shares or Restricted Stock Units subject to such Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment, (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares or Restricted Stock Units granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares or Restricted Stock Units as may be determined from time to time by the Administrator, (v) the term of the performance period, if any, as to which performance will be measured for determining the number of such Shares or Restricted Stock Units, and (vi) restrictions on the transferability of the Shares or Restricted Stock Units. Shares issued under a Restricted Stock Award may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Administrator may provide.

(c) Vesting and Performance Criteria.  The grant, issuance, retention, vesting and/or settlement of shares of Restricted Stock and Restricted Stock Units will occur when and in such installments as the Administrator determines or under criteria the Administrator establishes, which may include Qualifying Performance Criteria. Up to 100,000 Shares shall be available for issuance to employee Participants as Awards having no minimum vesting period. Other than with respect to Awards to Nonemployee Directors, the grant, issuance, retention, vesting and/or settlement of Shares under any such Award that is based on performance criteria and level of achievement versus such criteria will be subject to a performance period of not less than twelve months, and the grant, issuance, retention, vesting and/or settlement of Shares under any Restricted Stock or Restricted Stock Unit Award that is based solely upon continued employment and/or the passage of time may not vest or be settled in full prior to the thirty-sixth month following its date of grant, but may be subject to pro-rata vesting over such period, except that the Administrator may provide for the satisfaction and/or lapse of all conditions under any such Award in the event of the Participant’s death, disability, Retirement or in connection with a change of control of the Company, and the Administrator may provide that any such restriction or limitation will not apply in the case of a Restricted Stock or Restricted Stock Unit Award that is issued in payment or settlement of compensation that has been earned by the Participant. Notwithstanding anything in this Plan to the contrary, the performance criteria for any Restricted Stock or Restricted Stock Unit that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code will be a measure based on one or more Qualifying Performance Criteria selected by the Administrator and specified when the Award is granted.

(d) Discretionary Adjustments and Limits.  Subject to the limits imposed under Section 162(m) of the Code for Awards that are intended to qualify as “performance-based compensation,” notwithstanding the satisfaction of any performance goals, the number of Shares granted, issued, retainable and/or vested under an Award of Restricted Stock or Restricted Stock Units on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be reduced, but not increased, by the Administrator on the basis of such further considerations as the Administrator shall determine.

(e) Voting Rights.  Unless otherwise determined by the Administrator, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the period of restriction. Participants shall have no voting rights with respect to Shares underlying Restricted Stock Units unless and until such Shares are reflected as issued and outstanding shares on the Company’s stock ledger.

(f) Dividends and Distributions.  Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those Shares, unless determined otherwise by the Administrator. The Administrator will determine whether any such dividends or distributions will be automatically reinvested in additional shares of Restricted Stock and subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash. Shares underlying Restricted Stock Units shall be entitled to dividends or dividend equivalents only to the extent provided by the Administrator.

9.	Incentive Bonuses

(a) General.  Each Incentive Bonus Award will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period of not less than one year.

(b) Incentive Bonus Document.  The terms of any Incentive Bonus will be set forth in an Award Agreement. Each Award Agreement evidencing an Incentive Bonus shall contain provisions regarding (i) the target and maximum amount payable to the Participant as an Incentive Bonus, (ii) the performance criteria and level of achievement versus these criteria that shall determine the amount of such payment, (iii) the term of the performance period as to which performance shall be measured for determining the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Incentive Bonus prior to actual payment, (vi) forfeiture provisions and (vii) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Administrator.

(c) Performance Criteria.  The Administrator shall establish the performance criteria and level of achievement versus these criteria that shall determine the target and maximum amount payable under an Incentive Bonus, which criteria may be based on financial performance and/or personal performance evaluations. The Administrator may specify the percentage of the target Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything to the contrary herein, the performance criteria for any portion of an Incentive Bonus that is intended by the Administrator to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria (as defined in Section 13(b)) selected by the Administrator and specified at the time the Incentive Bonus is granted. The Administrator shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment of any Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.

(d) Timing and Form of Payment.  The Administrator shall determine the timing of payment of any Incentive Bonus. Payment of the amount due under an Incentive Bonus may be made in cash or in Shares, as determined by the Administrator. The Administrator may provide for or, subject to such terms and conditions as the Administrator may specify, may permit a Participant to elect for the payment of any Incentive Bonus to be deferred to a specified date or event.

(e) Discretionary Adjustments.  Notwithstanding satisfaction of any performance goals, the amount paid under an Incentive Bonus on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be reduced, but not increased, by the Administrator on the basis of such further considerations as the Administrator shall determine.

10.	Deferral of Gains

The Administrator may, in an Award Agreement or otherwise, provide for the deferred delivery of Shares upon settlement, vesting or other events with respect to Restricted Stock or Restricted Stock Units, or in payment or satisfaction of an Incentive Bonus. Notwithstanding anything herein to the contrary, in no event will any deferral of the delivery of Shares or any other payment with respect to any Award be allowed if the Administrator determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code. No Award shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Board.

11.	Conditions and Restrictions Upon Securities Subject to Awards

The Administrator may provide that the Shares issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Administrator in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Shares issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Shares already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Shares issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (iv) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

12.	Adjustment of and Changes in the Stock

The number and kind of Shares available for issuance under this Plan (including under any Awards then outstanding), and the number and kind of Shares subject to the individual limits set forth in Section 5 of this Plan, shall be equitably adjusted by the Administrator to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of Shares of the Company outstanding. Such adjustment may be designed to comply with Section 425 of the Code or, except as otherwise expressly provided in Section 5(c) of this Plan, may be designed to treat the Shares available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such Shares to reflect a deemed reinvestment in Shares of the amount distributed to the Company’s securityholders. The terms of any outstanding Award shall also be equitably adjusted by the Administrator as to price, number or kind of Shares subject to such Award and other terms to reflect the foregoing events, which adjustments need not be uniform as between different Awards or different types of Awards.

In the event there shall be any other change in the number or kind of outstanding Shares, or any stock or other securities into which such Shares shall have been changed, or for which it shall have been exchanged, by reason of a change of control, other merger, consolidation or otherwise, then the Administrator shall determine the appropriate and equitable adjustment to be effected. In addition, in the event of such change described in this paragraph, the Administrator may accelerate the time or times at which any Award may be exercised and may provide for cancellation of such accelerated Awards that are not exercised within a time prescribed by the Administrator in its sole discretion.

No right to purchase fractional shares shall result from any adjustment in Awards pursuant to this Section 12. In case of any such adjustment, the Shares subject to the Award shall be rounded down to the nearest whole share. The Company shall notify Participants holding Awards subject to any adjustments pursuant to this Section 12 of such adjustment, but (whether or not notice is given) such adjustment shall be effective and binding for all purposes of the Plan.

13.	Qualifying Performance-Based Compensation

(a) General.  The Administrator may establish performance criteria and level of achievement versus such criteria that shall determine the number of Shares to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award, which criteria may be based on Qualifying Performance Criteria or other standards of financial performance and/or personal performance evaluations. In addition, the Administrator may specify that an Award or a portion of an Award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for such Award or portion of an Award that is intended by the Administrator to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Administrator and specified at the time the Award is granted. The Administrator shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding satisfaction of any performance goals, the number of Shares issued under or the amount paid under an award may, to the extent specified in the Award Agreement, be reduced, but not increased, by the Administrator on the basis of such further considerations as the Administrator in its sole discretion shall determine.

(b) Qualifying Performance Criteria.  For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, or derivations of such performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Administrator: (i) cash flow (before or after dividends), (ii) earnings per share (including earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) total stockholder return, (vi) return on capital (including return on total capital or return on invested capital), (vii) return on assets or net assets, (viii) market capitalization, (ix) economic value added, (x) debt leverage (debt to capital), (xi) revenue, (xii) income or net income, (xiii) operating income, (xiv) operating profit or net operating profit, (xv) operating margin or profit margin, (xvi) return on operating revenue, (xvii) cash from operations, (xviii) operating ratio, (xix) operating revenue, (xx) customer service, (xxi) contract value, or (xxii) client renewal rate. To the extent consistent with Section 162(m) of the Code, the Administrator (A) shall appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board (APA Opinion No. 30) or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements or notes to the financial statements, and (B) may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company.

14.	Transferability

Each Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime. Notwithstanding the foregoing, to the extent permitted by the Administrator, the person to whom an Award is initially granted (the “Grantee”) may transfer an Award to any “family member” of the Grantee (as such term is defined in Section 1(a)(5) of the General Instructions to Form S-8 under the Securities Act of 1933, as amended (“Form S-8”)), to trusts solely for the benefit of such family members and to partnerships in which such family members and/or trusts are the only partners; provided that, (i) as a condition thereof, the transferor and the transferee must execute a written agreement containing such terms as specified by the Administrator, and (ii) the transfer is pursuant to a gift or a domestic relations order to the extent permitted under the General Instructions to Form S-8. Except to the extent specified otherwise in the agreement the Administrator provides for the Grantee and transferee to execute, all vesting, exercisability and forfeiture provisions that are conditioned on the Grantee’s continued employment or service shall continue to be determined with reference to the Grantee’s employment or service (and not to the status of the transferee) after any transfer of an Award pursuant to this Section 14, and the responsibility to pay any taxes in connection with an Award shall remain with the Grantee notwithstanding any transfer other than by will or intestate succession.

15.	Suspension or Termination of Awards

Except as otherwise provided by the Administrator, if at any time (including after a notice of exercise has been delivered or an award has vested) the Chief Executive Officer or any other person designated by the Administrator (each such person, an “Authorized Officer”) reasonably believes that a Participant may have committed an Act of Misconduct as described in this Section 15, the Authorized Officer, Administrator or the Board may suspend the Participant’s rights to exercise any Option, to vest in an Award, and/or to receive payment for or receive Shares in settlement of an Award pending a determination of whether an Act of Misconduct has been committed.

If the Administrator or an Authorized Officer determines a Participant has committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Company or any Subsidiary, breach of fiduciary duty, violation of Company ethics policy or code of conduct, or deliberate disregard of the Company or Subsidiary rules resulting in loss, damage or injury to the Company or any Subsidiary, or if a Participant makes an unauthorized disclosure of any Company or Subsidiary trade secret or confidential information, solicits any employee or service provider to leave the employ or cease providing services to the Company or any Subsidiary, breaches any intellectual property or assignment of inventions covenant, engages in any conduct constituting unfair competition, breaches any non-competition agreement, induces any Company or Subsidiary customer to breach a contract with the Company or any Subsidiary or to cease doing business with the Company or any Subsidiary, or induces any principal for whom the Company or any Subsidiary acts as agent to terminate such agency relationship (any of the foregoing acts, an “Act of Misconduct”), then except as otherwise provided by the Administrator, (i) neither the Participant nor his or her estate nor transferee shall be entitled to exercise any Option or Stock Appreciation Right whatsoever, vest in or have the restrictions on an Award lapse, or otherwise receive payment of an Award, (ii) the Participant will forfeit all outstanding Awards and (iii) the Participant may be required, at the Administrator’s sole discretion, to return and/or repay to the Company any then unvested Shares previously issued under the Plan. In making such determination, the Administrator or an Authorized Officer shall give the Participant an opportunity to appear and present evidence on his or her behalf at a hearing before the Administrator or its designee or an opportunity to submit written comments, documents, information and arguments to be considered by the Administrator. Any dispute by a Participant or other person as to the determination of the Administrator shall be resolved pursuant to Section 23 of the Plan.

16.	Compliance with Laws and Regulations

This Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Company to sell, issue or deliver Shares under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any Shares prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Administrator shall determine to be necessary or advisable. To the extent the Company is unable to or the Administrator deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Shares underlying such Option is effective and current or the Company has determined that such registration is unnecessary.

In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Administrator may, in its sole discretion, modify the provisions of the Plan or of such Award as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Administrator may also impose conditions on the grant, issuance, exercise, vesting, settlement or retention of Awards in order to comply with such foreign law and/or to minimize the Company’s obligations with respect to tax equalization for Participants employed outside their home country.

17.	Withholding

To the extent required by applicable federal, state, local or foreign law, a Participant shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of an Option exercise, disposition of Shares issued under an Incentive Stock Option, the vesting of or settlement of an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. To the extent a Participant makes an election under Section 83(b) of the Code, within ten days of filing such election with the Internal Revenue Service, the Participant must notify the Company in writing of such election. The Company and its Subsidiaries shall not be required to issue Shares, make any payment or recognize the transfer or disposition of Shares until all such obligations are satisfied. The Administrator may provide for or permit these obligations to be satisfied through the mandatory or elective sale of Shares and/or by having the Company withhold a portion of the Shares that otherwise would be issued to him or her upon exercise of the Option or the vesting or settlement of an Award, or by tendering Shares previously acquired.

18.	Administration of the Plan

(a) Administrator of the Plan.  The Plan shall be administered by the Administrator who shall be the Compensation Committee of the Board or, in the absence of a Compensation Committee, the Board itself. Any power of the Administrator may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934 or cause an Award designated as a Performance Award not to qualify for treatment as performance-based compensation under Section 162(m) of the Code. To the extent that any permitted action taken by the Board conflicts with action taken by the Administrator, the Board action shall control. The Compensation Committee may by resolution authorize one or more officers of the Company to perform any or all things that the Administrator is authorized and empowered to do or perform under the Plan, and for all purposes under this Plan, such officer or officers shall be treated as the Administrator; provided, however, that the resolution so authorizing such officer or officers shall specify the total number of Awards (if any) such officer or officers may award pursuant to such delegated authority, and any such Award shall be subject to the form of Option agreement theretofore approved by the Compensation Committee. No such officer shall designate himself or herself as a recipient of any Awards granted under authority delegated to such officer. The Compensation Committee hereby designates the Secretary of the Company and the head of the Company’s human resource function to assist the Administrator in the administration of the Plan and execute agreements evidencing Awards made under this Plan or other documents entered into under this Plan on behalf of the Administrator or the Company. In addition, the Compensation Committee may delegate any or all aspects of the day-to-day administration of the Plan to one or more officers or employees of the Company or any Subsidiary, and/or to one or more agents.

(b) Powers of Administrator.  Subject to the express provisions of this Plan, the Administrator shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation: (i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; (ii) to determine which persons are Participants, to which of such Participants, if any, Awards shall be granted hereunder and the timing of any such Awards; (iii) to grant Awards to Participants and determine the terms and conditions thereof, including the number of Shares subject to Awards and the exercise or purchase price of such Shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events (including events which the Board or the Administrator determine constitute a change of control), or other factors; (iv) to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award; (v) to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan; (vi) to determine the extent to which adjustments are required pursuant to Section 12; (vii) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions if the Administrator, in good faith, determines that it is necessary to do so in light of extraordinary circumstances and for the benefit of the Company; (viii) to approve corrections in the documentation or administration of any Award; and (ix) to make all other determinations deemed necessary or advisable for the administration of this Plan. The Administrator may, in its sole and absolute discretion, without amendment to the Plan, waive or amend the operation of Plan provisions respecting exercise after Termination of Employment or service to the Company or an affiliate and, except as otherwise provided herein, adjust any of the terms of any Award. The Administrator may also (A) accelerate the date on which any Award granted under the Plan becomes exercisable or (B) accelerate the vesting date or waive or adjust any condition imposed hereunder with respect to the vesting or exercisability of an Award, provided that the Administrator, in good faith, determines that such acceleration, waiver or other adjustment is necessary or desirable in light of extraordinary circumstances.

(c) Determinations by the Administrator.  All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

(d) Subsidiary Awards.  In the case of a grant of an Award to any Participant employed by a Subsidiary, such grant may, if the Administrator so directs, be implemented by the Company issuing any subject Shares to the Subsidiary, for such lawful consideration as the Administrator may determine, upon the condition or understanding that the Subsidiary will transfer the Shares to the Participant in accordance with the terms of the Award specified by the Administrator pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such Award may be issued by and in the name of the Subsidiary and shall be deemed granted on such date as the Administrator shall determine.

19.	Amendment of the Plan or Awards

The Board may amend, alter or discontinue this Plan and the Administrator may amend, or alter any agreement or other document evidencing an Award made under this Plan but, except as provided pursuant to the provisions of Section 12, no such amendment shall, without the approval of the stockholders of the Company:

(a) increase the maximum number of Shares for which Awards may be granted under this Plan;

(b) reduce the price at which Options or Stock Appreciation Rights may be granted below the Fair Market Value as provided for in Section 6(b) and 7;

(c) reduce the exercise price of outstanding Options or Stock Appreciation Rights;

(d) extend the term of this Plan;

(e) change the class of persons eligible to be Participants;

(f) otherwise amend the Plan in any manner requiring stockholder approval by law or under the NASDAQ Global Select Market listing requirements; or

(g) increase the individual maximum limits in Sections 5(c) and (d).

No amendment or alteration to the Plan or an Award or Award Agreement shall be made which would impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if the Administrator determines in its sole discretion and prior to the date of any change of control (as defined in the applicable Award Agreement) that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

20.	No Liability of Company

The Company and any Subsidiary or affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (i) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

21.	Non-Exclusivity of Plan

Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Administrator to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under this Plan or an arrangement not intended to qualify under Code Section 162(m), and such arrangements may be either generally applicable or applicable only in specific cases.

22.	Governing Law

This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the Delaware and applicable federal law. Any reference in this Plan or in the agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

23.	Arbitration of Disputes

In the event a Participant or other holder of an Award or person claiming a right under an Award or the Plan believes that a decision by the Administrator with respect to such person or Award was arbitrary or capricious, the person may request arbitration with respect to such decision. The review by the arbitrator shall be limited to determining whether the Participant or other Award holder has proven that the Administrator’s decision was arbitrary or capricious. This arbitration shall be the sole and exclusive review permitted of the Administrator’s decision. Participants, Award holders and persons claiming rights under an Award or the Plan explicitly waive any right to judicial review.

Notice of demand for arbitration shall be made in writing to the Administrator within thirty (30) days after the applicable decision by the Administrator. The arbitrator shall be selected by those members of the Board who are neither members of the Compensation Committee of the Board nor employees of the Company or any Subsidiary. If there are no such members of the Board, the arbitrator shall be selected by the Board. The arbitrator shall be an individual who is an attorney licensed to practice law in the jurisdiction in which the Company’s headquarters are then located. Such arbitrator shall be neutral within the meaning of the Commercial Rules of Dispute Resolution of the American Arbitration Association; provided, however, that the arbitration shall not be administered by the American Arbitration Association. Any challenge to the neutrality of the arbitrator shall be resolved by the arbitrator whose decision shall be final and conclusive. The arbitration shall be administered and conducted by the arbitrator pursuant to the Commercial Rules of Dispute Resolution of the American Arbitration Association. Each side shall bear its own fees and expenses, including its own attorney’s fees, and each side shall bear one half of the arbitrator’s fees and expenses. The decision of the arbitrator on the issue(s) presented for arbitration shall be final and conclusive and may be enforced in any court of competent jurisdiction.

24.	No Right to Employment, Reelection or Continued Service

Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its affiliates to terminate any Participant’s employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor shall this Plan or an Award itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any Subsidiary and/or its affiliates. Subject to Sections 4 and 19, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, its Subsidiaries and/or its affiliates.

25.	Unfunded Plan

The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Administrator or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

* * *

ANNUAL MEETING OF STOCKHOLDERS OF THE ADVISORY BOARD COMPANY SEPTEMBER 11, 2009 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, Proxy Card are available at www.advisoryboardcompany.com/IR Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided, · 2073300300000000000 2 091109 The Board of Directors recommends a vote FOR all of the proposals to be voted upon at the Annual Meeting: PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE FOR AGAlNST ABSTAIN 1, Election of Directors: RATIFY THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY S INDEPENDENT REGISTERED PUBLIC L — t t FORALL NOMINEES Peter J.Grua ACCOUNTING FIRM FOR THE F SCAL YEAR “— O KeltKindick MARCH 31, 2010 I—j withhold authority O Robert W. Musslewhite I for all nominees O Mark R. Neaman O Leon D. Shapiro 3. ADOPT AND APPROVE THE COMPANY S 2009 STOCK [ II II I I for all except o Frank J. Williams INCENTIVE PLAN — I—I (See lnslrlK “ ons “O O LeAnne M. Zumwalt WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY CARD IN THE ENCLOSED RETURN ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fiil in the circle next to each nominee you wish lo withhold, as shown here: (0 To change the address on your account, please “checkthe box at right and !ZZ indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via I .. 1 this method. Signature of Stockholder [___......... Date: ^Signature of Stockholder Date: Note; Please sign exactly as your name or names appear ori this Proxy. When shares are held jointly, each hqEder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give ^H fu3l title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. •

THE ADVISORY BOARD COMPANY THIS PROXY IS SOLIC8TED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned, having duly received the Notice of Annual Meeting of Stockholders and Proxy Statement, dated July 27,2009, and revoking all prior proxies, hereby appoints Michael T. Kirshbaum and Evan R. Farber as proxies (each with full power to act alone and with full power of substitution), to represent the undersigned and to vote, as designated on the reverse side of this proxy card, all shares of Common Stock of The Advisory Board Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of The Advisory Board Company to be held at 11:30 a.m., local time, on September 11, 2009 at the offices of The Advisory Board Company located at 2445 M Street, NW, Washington, DC 20037, and at any postponement or adjournments thereof and, in their discretion, any other matters properly presented for a vote at the meeting. If this proxy is executed and returned and no voting direction is given with respect to any election to office or proposal, this proxy will be voted “FOR” the election of all seven director nominees, “FOR” proposal No. 2, and “FOR” proposal No. 3. Attendance of the undersigned at the meeting or at any postponement or adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or shall deliver a subsequently dated proxy to the corporate secretary of The Advisory Board Company or shall vote in person at the meeting. (Continued and to be signed on the reverse side.) · 14475 •